Exhibit 99.1

EXPLANATORY NOTE
Cree, Inc. is filing this Exhibit 99.1 to our Current Report on Form 8-K (this Exhibit) to recast the financial information and financial statements in our Annual Report on Form 10-K for the fiscal year ended June 28, 2020 (the 2020 Form 10-K) solely to reflect the reclassification of our specialty lighting-class light emitting diode (LED) product segment as discontinued operations. As previously disclosed, on October 18, 2020, we entered into a definitive agreement to sell certain assets and subsidiaries comprising our former LED Products segment (the LED Business) to SMART Global Holdings, Inc. (SGH) and its wholly owned newly-created acquisition subsidiary (collectively with SGH, SMART) for up to $300 million, including fixed upfront and deferred payments and contingent consideration (the LED Business Divestiture).
Because the LED Business Divestiture represents a strategic shift that will have a major effect on our operations and financial results, and it meets the criteria as held for sale and discontinued operations, we began presenting the LED Business as discontinued operations and held for sale in our Quarterly Report on Form 10-Q for the quarter ended December 27, 2020.
The information included in this Exhibit is presented in connection with the reporting changes described above and does not otherwise amend or restate our audited consolidated financial statements that were included in the 2020 Form 10-K. Unaffected items and unaffected portions of the 2020 Form 10-K have not been repeated in, and are not amended or modified by, this Exhibit. Other than as required to reflect the presentation of the LED Business as discontinued operations, this Exhibit continues to describe conditions as of the date of the Form 10-K filing and does not reflect events occurring after we filed the 2020 Form 10-K. Without limitation to the foregoing, this Exhibit does not purport to update the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section included in the 2020 Form 10-K for any information, uncertainties, transactions, risks, events or trends occurring or known to management that occurred after the date of the Form 10-K filing or modify or update those disclosures affected by subsequent events. More current information is contained in the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed subsequent to the 2020 Form 10-K, which also contain important information regarding forward-looking statements, events, developments or updates to certain of our expectations that have occurred subsequent to the filing of the 2020 Form 10-K. Therefore, this Exhibit should be read in conjunction with our other filings made with the SEC, including, and subsequent to, the date of the 2020 Form 10-K.
Accordingly, this Exhibit revises the following portions of the 2020 Form 10-K:
•Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
•Item 8. Financial Statements and Supplementary Data
The Company has early adopted recent amendments to Item 301 of Regulation S-K, which no longer require presentation of selected financial information.

Forward-Looking Information
Information set forth in this Exhibit contains various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act). All information contained in this report relative to future markets for our products and trends in and anticipated levels of revenue, gross margins and expenses, as well as other statements containing words such as “believe,” “project,” “may,” “will,” “anticipate,” “target,” “plan,” “estimate,” “expect” and “intend” and other similar expressions constitute forward-looking statements. These forward-looking statements are subject to business, economic and other risks and uncertainties, both known and unknown, and actual results may differ materially from those contained in the forward-looking statements. Any forward-looking statements we make are as of the date made, and except as required under the U.S. federal securities laws and the rules and regulations of the SEC, we have no duty to update them if our views later change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this Exhibit. Examples of risks and uncertainties that could cause actual results to differ materially from historical performance and any forward-looking statements include, but are not limited to, those described in “Risk Factors” in Item 1A of the 2020 Form 10-K and subsequently filed Quarterly Reports on Form 10-Q.
1

Exhibit 99.1
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
Executive Summary
The following discussion is designed to provide a better understanding of our audited consolidated financial statements and notes thereto, including a brief discussion of our business and products, key factors that impacted our performance and a summary of our operating results. The following discussion should be read in conjunction with our consolidated financial statements included in Item 8 of this Exhibit. Historical results and percentage relationships among any amounts in the financial statements are not necessarily indicative of trends in operating results for any future periods.
Overview
Cree, Inc. (Cree, we, our, or us) is an innovator of wide bandgap semiconductors, focused on silicon carbide and gallium nitride (GaN) materials and devices for power and radio-frequency (RF) applications. Our silicon carbide and GaN materials and devices are targeted for applications such as transportation, power supplies, inverters and wireless systems.
In addition, we are an innovator of specialty LED products. Our LEDs are targeted for use in indoor and outdoor lighting, electronic signs and signals and video displays.
As discussed more fully in Note 3, “Discontinued Operations,” in Item 8 of this Exhibit, on October 18, 2020, we entered into a definitive agreement to sell certain assets and subsidiaries comprising our former LED Products segment (the LED Business) to SMART Global Holdings, Inc. (SGH) and its wholly owned newly-created acquisition subsidiary (collectively with SGH, SMART) for up to $300 million, including fixed upfront and deferred payments and contingent consideration (the LED Business Divestiture).
The LED Business Divestiture represents a strategic shift that will have a major effect on our operations and financial results. As a result, we have classified the results and cash flows of the LED Products segment as discontinued operations in its consolidated statements of operations and consolidated statements of cash flows for all periods presented. Additionally, the related assets and liabilities associated with the discontinued operations are classified as held for sale in the consolidated balance sheets. Unless otherwise noted, discussion within this filing relates to our continuing operations.
Our continuing operations consist of the Wolfspeed business, which includes silicon carbide and GaN materials, power devices and RF devices based on wide bandgap semiconductor materials and silicon. Our materials products and power devices are used in electric vehicles, motor drives, power supplies, solar and transportation applications. Our materials products and RF devices are used in military communications, radar, satellite and telecommunication applications.
The majority of our products are manufactured at our production facilities located in North Carolina, California, Arkansas and China. We also use contract manufacturers for certain products and aspects of product fabrication, assembly and packaging. Additionally, we are in the process of building a silicon carbide fabrication facility in New York. We operate research and development facilities in North Carolina, Arizona, Arkansas, New York, California and China (including Hong Kong).

Exhibit 99.1
Industry Dynamics and Trends
There are a number of industry factors that affect our business which include, among others:
•COVID-19 Outbreak. COVID-19 has spread globally, including locations where we do business. While the financial impact of COVID-19 on our results is difficult to measure, we believe it has had an unfavorable impact on our operating income. The full extent of the outbreak, related business and travel restrictions and changes to behavior intended to reduce its spread are uncertain as of the filing date of the 2020 Form 10-K as the pandemic continues to evolve globally. The potential effects of COVID-19 could impact us in a number of ways including, but not limited to, the impact on employees becoming ill, quarantined, or otherwise unable to work or travel due to illness or governmental restriction, the impact on customers and their related demand and/or purchases, the impact on our suppliers' ability to fulfill our orders, and the overall impact of the aforementioned items that could cause output challenges and increased costs. Additionally, COVID-19 could have a number of additional adverse effects, including additional laws and regulations affecting our business, fluctuations in foreign currency markets and the credit risks of our customers.
•Overall Demand for Products and Applications using silicon carbide power devices, GaN and silicon RF devices, and LEDs. Our potential for growth depends significantly on the adoption of silicon carbide and GaN materials and device products in the power and RF markets, the continued use of silicon devices in the RF telecommunications market, the continued adoption of LEDs and LED lighting, and our ability to win new designs for these applications. Demand also fluctuates based on various market cycles, continuously evolving industry supply chains, trade and tariff terms, as well as evolving competitive dynamics in each of the respective markets. These uncertainties make demand difficult to forecast for us and our customers.
•Governmental Trade and Regulatory Conditions. Our potential for growth, as with most multi-national companies, depends on a balanced and stable trade, political, economic and regulatory environment among the countries where we do business. Changes in trade policy such as the imposition or extension of tariffs or export bans to specific customers or countries could reduce or limit demand for our products in certain markets.
•Intense and Constantly Evolving Competitive Environment. Competition in the industries we serve is intense. Many companies have made significant investments in product development and production equipment. Product pricing pressures exist as market participants often undertake pricing strategies to gain or protect market share, increase the utilization of their production capacity and open new applications in the power, RF and LED markets we serve. To remain competitive, market participants must continuously increase product performance, reduce costs and develop improved ways to serve their customers. To address these competitive pressures, we have invested in research and development activities to support new product development, lower product costs and deliver higher levels of performance to differentiate our products in the market. In addition, we invest in systems, people and new processes to improve our ability to deliver a better overall experience for our customers.
•Technological Innovation and Advancement. Innovations and advancements in materials, power, RF, and LED technologies continue to expand the potential commercial application for our products. However, new technologies or standards could emerge or improvements could be made in existing technologies that could reduce or limit the demand for our products in certain markets.
•Intellectual Property Issues. Market participants rely on patented and non-patented proprietary information relating to product development, manufacturing capabilities and other core competencies of their business. Protection of intellectual property is critical. Therefore, steps such as additional patent applications, confidentiality and non-disclosure agreements, as well as other security measures are generally taken. To enforce or protect intellectual property rights, litigation or threatened litigation is common.
Fiscal 2020 Overview
The following is a summary of our financial results for the year ended June 28, 2020:
•Our year-over-year revenue decreased by $67.5 million to $470.7 million.
•Gross margin decreased to 33.7% from 45.3%. Gross profit decreased to $158.5 million from $243.7 million.
•Operating loss from continuing operations was $224.1 million in fiscal 2020 compared to $93.5 million in fiscal 2019.
•Diluted loss per share from continuing operations was $1.83 in fiscal 2020 compared to $1.14 in fiscal 2019.
•Combined cash, cash equivalents and short-term investments increased to $1,239.7 million at June 28, 2020 from $1,042.0 million at June 30, 2019.
•Cash used in operating activities from continuing operations was $91.6 million in fiscal 2020 compared to cash provided by operating activities from continuing operations of $97.2 million in fiscal 2019.
•Purchases of property and equipment were $229.9 million in fiscal 2020 compared to $124.7 million in fiscal 2019.

Exhibit 99.1
Business Outlook
We believe we are uniquely positioned as an innovator in the global semiconductor industry. The strength of our balance sheet provides us the ability to invest in our business, as indicated by our planned construction of a state-of-the-art, automated 200mm silicon carbide fabrication facility and a large materials factory to expand our silicon carbide capacity, each of which was announced in May 2019. In September 2019, we announced our intention to build the new fabrication facility in Marcy, New York to complement the factory expansion already underway at our U.S. campus headquarters in Durham, North Carolina. Construction on the new fabrication facility commenced in the fourth quarter of fiscal 2020.
When completed, the LED Business Divestiture will represent a key milestone in our transformation to be a global semiconductor powerhouse focused on disruptive technology solutions for high-growth applications. This transaction positions us with a sharpened strategic focus to lead the semiconductor industry transition from silicon to silicon carbide and further strengthens our financial position, which we target to support continued investments to capitalize on multi-decade growth opportunities across electrical vehicles (EVs), 5G and industrial applications.
We are focused on investing in our Wolfspeed business to expand the scale, further develop the technologies, and accelerate the growth opportunities of silicon carbide materials, silicon carbide power devices and modules, and GaN and silicon RF devices. We believe these efforts will support our goals of delivering higher revenue and shareholder returns over time.
In addition, we are focused on improving the number of usable items in a production cycle (yield) as our manufacturing technologies become more complex. Despite increased complexities in our manufacturing process, we believe we are in a position to improve yield levels to support our future growth, particularly as we transition to our new fabrication facility in Marcy, New York.
In regards to COVID-19, our manufacturing facilities in the United States are currently operating as essential businesses. We have instituted strict measures designed to balance employee safety with meeting the needs of business operations. These measures include increased employee sick days, robust health screening, social distancing policies and cleaning protocols to ensure the safety of our employees and the protection of our customers, suppliers, and partners. Our manufacturing facilities in China briefly closed mid-third quarter of fiscal 2020 and have remained open since that time. Our manufacturing facilities in China mostly support the LED Products segment and will transfer to SMART in connection with the LED Business Divestiture through the sale of our ownership interest in Cree Huizhou Solid State Lighting Company Limited.
We believe the strength of our balance sheet and our ability to continue operations allow us to navigate the current environment while maintaining our capital expenditure plans to support future growth, including the construction of new facilities in New York and additional production capacity in North Carolina. Even so, our short-term impacts from COVID-19 to our financial position, results of operations and cash flows are uncertain.

Exhibit 99.1
Results of Operations
Selected consolidated statements of operations data for the years ended June 28, 2020, June 30, 2019 and June 24, 2018 is as follows:

	Fiscal Years Ended
	June 28, 2020		June 30, 2019		June 24, 2018
(in millions of U.S Dollars, except share data)	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
Revenue, net	$470.7	100.0%	$538.2	100.0%	$328.6	100.0%
Cost of revenue, net	312.2	66.3%	294.5	54.7%	183.6	55.9%
Gross profit	158.5	33.7%	243.7	45.3%	145.0	44.1%
Research and development	152.0	32.3%	121.1	22.5%	89.8	27.3%
Sales, general and administrative	181.7	38.6%	168.9	31.4%	143.8	43.8%
Amortization or impairment of acquisition-related intangibles	14.5	3.1%	15.6	2.9%	7.2	2.2%
Loss on disposal or impairment of other assets	1.5	0.3%	5.0	0.9%	7.9	2.4%
Other operating expense	32.9	7.0%	26.6	4.9%	16.8	5.1%
Operating loss	(224.1)	(47.6)%	(93.5)	(17.4)%	(120.5)	(36.7)%
Non-operating (income) expense, net	(18.5)	(3.9)%	29.4	5.5%	(10.4)	(3.2)%
Loss before income taxes	(205.6)	(43.7)%	(122.9)	(22.8)%	(110.1)	(33.5)%
Income tax benefit	(8.0)	(1.7)%	(4.4)	(0.8)%	(35.2)	(10.7)%
Net loss from continuing operations	(197.6)	(42.0)%	(118.5)	(22.0)%	(74.9)	(22.8)%
Net income (loss) from discontinued operations	7.0	1.5%	(256.6)	(47.7)%	(205.0)	(62.4)%
Net loss	(190.6)	(40.5)%	(375.1)	(69.7)%	(279.9)	(85.2)%
Net income from discontinued operations attributable to noncontrolling interest	1.1	0.2%	—	—%	0.1	—%
Net loss attributable to controlling interest	($191.7)	(40.7)%	($375.1)	(69.7)%	($280.0)	(85.2)%

Basic and diluted loss per share
Continuing operations	($1.83)		($1.14)		($0.75)
Net loss attributable to controlling interest	($1.78)		($3.62)		($2.81)

Exhibit 99.1
Revenue
Revenue was comprised of the following:

	Fiscal Years Ended			Year-Over-Year Change
(in millions of U.S. Dollars)	June 28, 2020	June 30, 2019	June 24, 2018	2019 to 2020		2018 to 2019
Revenue	$470.7	$538.2	$328.6	($67.5)	(13)%	$209.6	64%
The decrease in revenue for fiscal 2020 compared to fiscal 2019 was primarily due to the ongoing trade dispute between the United States and China, weakening demand in Asia, and customer demand limitations due to the COVID-19 outbreak.
The increase in revenue for fiscal 2019 compared to fiscal 2018 was primarily due to strong organic growth combined with revenue from the Infineon Technologies AG’s (Infineon) Radio Frequency Power Business (RF Power) business acquisition and increased revenues from products with high average selling prices.
Gross Profit and Gross Margin
Gross profit and gross margin were as follows:

	Fiscal Years Ended			Year-Over-Year Change
(in millions of U.S. Dollars)	June 28, 2020	June 30, 2019	June 24, 2018	2019 to 2020		2018 to 2019
Gross profit	$158.5	$243.7	$145.0	($85.2)	(35)%	$98.7	68%
Gross margin	33.7%	45.3%	44.1%
Gross profit and gross margin for fiscal 2020 compared to fiscal 2019 decreased primarily due to changes in customer and product mix, higher costs driven by factory and technology transitions, underutilization at some of our facilities and higher inventory reserves related to product manufactured for Huawei Technologies Co., Ltd. and its affiliates in the second quarter of fiscal 2020. The decrease was further impacted by increased stock-based compensation and incremental manufacturing costs related to the COVID-19 pandemic.
Incremental costs were incurred in fiscal 2020 relating to operating our manufacturing operations during the COVID-19 pandemic. The majority of these incremental costs comprise additional labor costs paid to our manufacturing employees, increased cleaning costs, cleaning supplies and protective equipment, and the costs of implementing preventative safety measures, including increased wellness checks.
Gross profit increased for fiscal 2019 compared to fiscal 2018 primarily due to higher revenues. Gross margin for fiscal 2019 compared to fiscal 2018 increased slightly due to product mix.
Research and Development
Research and development expenses include costs associated with the development of new products, enhancements of existing products and general technology research. These costs consisted primarily of employee salaries and related compensation costs, occupancy costs, consulting costs and the cost of development equipment and supplies.
Research and development expenses were as follows:

	Fiscal Years Ended			Year-Over-Year Change
(in millions of U.S. Dollars)	June 28, 2020	June 30, 2019	June 24, 2018	2019 to 2020		2018 to 2019
Research and development	$152.0	$121.1	$89.8	$30.9	26%	$31.3	35%
Percent of revenue	32%	23%	27%
The increases in research and development expenses for all periods presented are primarily due to our continued investment in our silicon carbide and GaN technologies, including the development of existing silicon carbide materials and fabrication technology for next generation platforms and continuing to expand our power and RF product portfolio.
Our research and development expenses vary significantly from year to year based on a number of factors, including the timing of new product introductions and the number and nature of our ongoing research and development activities.

Exhibit 99.1
Sales, General and Administrative
Sales, general and administrative expenses are comprised primarily of costs associated with our sales and marketing personnel and our executive and administrative personnel (for example, finance, human resources, information technology and legal) and consists of salaries and related compensation costs; consulting and other professional services (such as litigation and other outside legal counsel fees, audit and other compliance costs); marketing and advertising expenses; facilities and insurance costs; and travel and other costs.
Sales, general and administrative expenses were as follows:

	Fiscal Years Ended			Year-Over-Year Change
(in millions of U.S. Dollars)	June 28, 2020	June 30, 2019	June 24, 2018	2019 to 2020		2018 to 2019
Sales, general and administrative	$181.7	$168.9	$143.8	$12.8	8%	$25.1	17%
Percent of revenue	39%	31%	44%
The increase in sales, general and administrative expenses in fiscal 2020 compared to fiscal 2019 was primarily due to increases in salaries and benefits, stock-based compensation and professional service fees related to transition services from the sale of the Lighting Products business unit, offset by decreases in legal fees, sales commissions and travel costs.
The increase in sales, general and administrative expenses in fiscal 2019 compared to fiscal 2018 was primarily due to an increase in stock-based compensation and annual incentives.
Amortization or Impairment of Acquisition-Related Intangibles
As a result of our acquisitions, we have recognized various amortizable intangible assets, including customer relationships, developed technology, non-compete agreements and trade names.
Amortization of intangible assets related to our acquisitions was as follows:

	Fiscal Years Ended			Year-Over-Year Change
(in millions of U.S. Dollars)	June 28, 2020	June 30, 2019	June 24, 2018	2019 to 2020		2018 to 2019
Customer relationships	$6.1	$7.3	$3.0	($1.2)	(16)%	$4.3	143%
Developed technology	5.4	5.4	3.2	—	0%	2.2	69%
Non-compete agreements	3.0	2.9	1.0	0.1	3%	1.9	190%
Total	$14.5	$15.6	$7.2	($1.1)	(7)%	$8.4	117%
Amortization of acquisition-related intangibles stayed fairly consistent in fiscal 2020 compared to fiscal 2019 due to the absence of significant intangible-related activity between the periods. The slight decrease was due to certain intangible assets relating to customer relationships reaching the end of their amortization period in fiscal 2019 and the reclassification of $0.9 million of developed technology, net to a right-of-use asset in accordance with our adoption of ASC 842, Leases, due to the value representing a favorable lease.
Amortization of acquisition-related intangibles increased in fiscal 2019 compared to fiscal 2018 due to the inclusion of a full year of the RF Power business intangible asset amortization.

Exhibit 99.1
Loss on Disposal or Impairment of Other Assets
We operate a capital-intensive business. As such, we dispose of a certain level of our equipment in the normal course of business as our production processes change due to production improvement initiatives or product mix changes. Due to the risk of technological obsolescence or changes in our production process, we regularly review our long-lived assets and capitalized patent costs for possible impairment.
Loss on disposal or impairment of other assets were as follows:

	Fiscal Years Ended			Year-Over-Year Change
(in millions of U.S. Dollars)	June 28, 2020	June 30, 2019	June 24, 2018	2019 to 2020		2018 to 2019
Loss on disposal or impairment of other assets	$1.5	$5.0	$7.9	($3.5)	(70)%	($2.9)	(37)%
The loss in fiscal 2020 primarily relates to write-offs of impaired or abandoned patents as well as the impairment of certain leasehold improvements.
The loss in fiscal 2019 primarily relates to an impairment of other assets within continuing operations related to the disposal of the Lighting Products business unit.
The loss in fiscal 2018 primarily relates to a fair value market write-down for a sold aircraft.
Other Operating Expense
Other operating expense was as follows:

	Fiscal Years Ended			Year-Over-Year Change
(in millions of U.S. Dollars)	June 28, 2020	June 30, 2019	June 24, 2018	2019 to 2020		2018 to 2019
Factory optimization restructuring	$8.5	$4.1	$—	$4.4	107%	$4.1	100%
Severance and other restructuring	0.6	2.8	3.8	(2.2)	(79)%	(1.0)	(26)%
Total restructuring costs	9.1	6.9	3.8	2.2	32%	3.1	82%
Project, transformation and transaction costs	12.2	16.9	8.5	(4.7)	(28)%	8.4	99%
Factory optimization start-up costs	9.5	1.5	—	8.0	533%	1.5	100%
Non-restructuring related executive severance	2.1	1.3	4.5	0.8	62%	(3.2)	(71)%
Other operating expense	$32.9	$26.6	$16.8	$6.3	24%	$9.8	58%
Factory optimization restructuring costs relate to facility consolidations as well as disposals on certain long-lived assets. Severance and other restructuring costs relate to corporate restructuring plans. See Note 19, "Restructuring," in our consolidated financial statements included in Item 8 of this Exhibit for additional information on our restructuring costs.
Project, transformation and transaction costs primarily relate to professional services fees associated with completed and potential acquisitions and divestitures, as well as internal transformation programs focused on optimizing our administrative processes and upgrading our enterprise resource planning (ERP) system to support our expected future growth.
Factory optimization start-up costs are additional start-up costs as part of our factory optimization efforts, which began in the fourth quarter of fiscal 2019. These efforts are focused on expanding our production footprint to support expected growth in the Wolfspeed business.
The increase in other operating expense in fiscal 2020 compared to fiscal 2019 was primarily due to a full year of factory optimization restructuring and start-up costs in fiscal 2020, offset by a decrease in project, transformation and transaction costs and severance and other restructuring.
The increase in other operating expense in fiscal 2019 compared to fiscal 2018 was primarily due to the addition of factory optimization restructuring and start-up costs, costs relating to restructuring our geographical sales team to realign our skills and experience needed to execute on our business objectives and transaction costs relating to the sale of our Lighting Products business unit.

Exhibit 99.1
Non-Operating (Income) Expense, net
Non-operating (income) expense, net was comprised of the following:

	Fiscal Years Ended			Year-Over-Year Change
(in millions of U.S. Dollars)	June 28, 2020	June 30, 2019	June 24, 2018	2019 to 2020		2018 to 2019
(Gain) loss on sale of investments, net	($1.5)	$0.1	$0.1	($1.6)	(1,600)%	$—	—%
(Gain) loss on equity investment	(14.2)	16.2	(7.1)	(30.4)	(188)%	23.3	328%
Gain on partial debt extinguishment	(11.0)	—	—	(11.0)	100%	—	—%
Gain on arbitration proceedings	(7.9)	—	—	(7.9)	100%	—	—%
Interest income	(16.3)	(13.9)	(9.1)	(2.4)	(17)%	(4.8)	(53)%
Interest expense	34.9	26.0	7.3	8.9	34%	18.7	256%
Foreign currency (gain) loss, net	(2.0)	1.3	(1.8)	(3.3)	(254)%	3.1	172%
Other, net	(0.5)	(0.3)	0.2	(0.2)	(67)%	(0.5)	(250)%
Non-operating (income) expense, net	($18.5)	$29.4	($10.4)	($47.9)	(163)%	$39.8	383%

(Gain) loss on equity investment. The (gain) loss on equity investment is due to changes in the fair value of our Lextar Electronics Corporation (Lextar) investment, respectively. As of the filing date of the 2020 Form 10-K, Lextar’s stock was publicly traded on the Taiwan Stock Exchange and its share price increased from 18.40 New Taiwanese Dollars (TWD) per share at June 25, 2017 to 21.00 TWD per share at June 24, 2018 before decreasing to 14.75 TWD per share at June 30, 2019 and increasing to 19.90 TWD per share at June 28, 2020.
This volatile stock price trend may continue in the future given the risks inherent in Lextar’s business and trends affecting the Taiwan and global equity markets. As of June 28, 2020, we had a 16% common stock ownership interest in Lextar and utilize the fair value option in accounting for the ownership interest. In June 2020, Lextar announced a plan to restructure under a holding company with EPISTAR Corporation (EPISTAR) via a share swap. As approved by the shareholders of Lextar and EPISTAR at the meetings held on August 7, 2020, we will receive 0.275 shares of common stock of the holding company, to be named ENNOSTAR Inc. (ENNOSTAR), for each share of Lextar common stock upon completion of the share swap (scheduled for October 20, 2020 as of the filing date of the 2020 Form 10-K), representing in the aggregate an approximately 3.3% common stock ownership interest in ENNOSTAR. The shares of ENNOSTAR will be listed on the Taiwan Stock Exchange. Any future stock price changes will be recorded as further gains or losses on equity investment based on the increase or decrease, respectively, in the fair value of the investment during the applicable fiscal period. Further losses could have a material adverse effect on our results of operations.
Gain on partial debt extinguishment. The gain on partial debt extinguishment relates to a gain recognized as a result of using $144.3 million towards repurchasing $150.2 million of the principal amount held on our 0.875% convertible senior notes due September 1, 2023 (2023 Notes).
Gain on arbitration proceedings. The gain on arbitration proceedings primarily relates to an award from an arbitration proceeding in the third quarter of fiscal 2020 with a former vendor in which we were awarded damages for defective inventory. Additionally, a small legal settlement was paid in the fourth quarter of fiscal 2020.
Interest income. The increases in interest income in both comparative periods are due to higher balances on our short-term investments.
Interest expense. Interest expense in fiscal 2020 and fiscal 2019 reflect increased interest expense related to the 2023 Notes and our 1.75% convertible senior notes due May 1, 2026 (2026 Notes and collectively with the 2023 Notes, the Notes). The increase in fiscal 2020 compared to fiscal 2019 is primarily due to the addition of the 2026 Notes at the end of fiscal 2020, which were sold on April 21, 2020.
Foreign currency (gain) loss, net. Foreign currency (gain) loss, net, primarily consists of remeasurement adjustments resulting from our Lextar investment and from our international subsidiaries.

Exhibit 99.1
Income Tax Benefit
Income tax benefit and our effective tax rate was as follows:

	Fiscal Years Ended			Year-Over-Year Change
(in millions of U.S. Dollars)	June 28, 2020	June 30, 2019	June 24, 2018	2019 to 2020		2018 to 2019
Income tax benefit	($8.0)	($4.4)	($35.2)	(3.6)	(82)%	30.8	88%
Effective tax rate	4%	4%	32%
There was no change in the effective tax rate from fiscal 2019 to fiscal 2020.
The decrease in the effective tax rate from 32% in fiscal 2018 to 4% in fiscal 2019 was primarily due to the tax benefit of remeasuring our U.S. deferred taxes in fiscal year 2018 as a result of the Tax Cuts and Jobs Act of 2017 (TCJA) enacted on December 22, 2017.
In general, the variation between our effective income tax rate and the current U.S. statutory rate of 21.0% is primarily due to: (i) changes in our valuation allowances against deferred tax assets in the U.S. and Luxembourg, (ii) income derived from international locations with differing tax rates than the U.S., and (iii) tax credits generated.
Net Income (Loss) from Discontinued Operations
Net income (loss) from discontinued operations was as follows:

	Fiscal Years Ended			Year-Over-Year Change
(in millions of U.S. Dollars)	June 28, 2020	June 30, 2019	June 24, 2018	2019 to 2020		2018 to 2019
Net income from discontinued operations of the LED Products business	$7.0	$60.6	$58.5	($53.6)	(88)%	$2.1	4%
Net loss from discontinued operations of the Lighting Products business unit	—	(317.2)	(263.5)	317.2	100%	(53.7)	(20)%
Net income (loss) from discontinued operations	$7.0	($256.6)	($205.0)	$263.6	103%	($51.6)	(25)%
As discussed above, we have classified the results of our former LED Products segment as discontinued operations in our consolidated statements of operations for all periods presented.
For the fiscal years ended June 30, 2019 and June 28, 2018, net loss from discontinued operations also includes the operational results of our former Lighting Products business unit. Net loss from discontinued operations for fiscal 2019 and 2018 includes $90.3 million and $247.5 million of goodwill impairment, respectively, as well as a $66.2 million loss on the sale of the Lighting Products business unit in fiscal 2019.
Liquidity and Capital Resources
Overview
We require cash to fund our operating expenses and working capital requirements, including outlays for research and development, capital expenditures, strategic acquisitions and investments. Our principal sources of liquidity are cash on hand, marketable securities, cash generated from operations and availability under our line of credit. We have a $125 million line of credit as discussed in Note 11, “Long-term Debt,” in our consolidated financial statements included in Item 8 of this Exhibit. The purpose of this facility is to provide short-term flexibility to optimize returns on our cash and investment portfolio while funding capital expenditures and other general business needs. Additionally, on April 21, 2020, we issued and sold a total of $575.0 million aggregate principal amount of 2026 Notes, as discussed in Note 11, “Long-term Debt,” in our consolidated financial statements included in Item 8 of this Exhibit. The total net proceeds of the 2026 Notes was $561.4 million, of which we used $144.3 million to repurchase $150.2 million aggregate principal amount of our 2023 Notes. We expect to use the remainder of the net proceeds for general corporate purposes.
Based on past performance and current expectations as of the filing date of the 2020 Form 10-K, we believe our current working capital, availability under our line of credit and anticipated cash flows from operations will be adequate to meet our cash needs for our daily operations and capital expenditures for at least the next 12 months. With the strength of our working

Exhibit 99.1
capital position, we believe that we have the ability to continue to invest in further development of our products and, when necessary or appropriate, make selective acquisitions or other strategic investments to strengthen our product portfolio, secure key intellectual properties and/or expand our production capacity.
From time to time, we evaluate strategic opportunities, including potential acquisitions, joint ventures, divestitures, spin-offs or investments in complementary businesses, and we have continued to make such evaluations. We may also access capital markets through the issuance of debt or additional shares of common stock, which we may use in connection with the acquisition of complementary businesses or other significant assets or for other strategic opportunities or general corporate purposes.
We are currently building a new silicon carbide fabrication facility in Marcy, New York, to expand capacity for our silicon carbide device business. We expect to invest approximately $1.0 billion in construction, equipment and other related costs for the new facility through fiscal 2024, of which approximately $500 million is expected to be reimbursed in future fiscal years by the State of New York through a grant program administered by the State of New York Urban Development Corporation (doing business as Empire State Development). Given our current cash position, we believe we are positioned to adequately fund the construction of the facility.
As of the filing date of the 2020 Form 10-K, the full extent to which COVID-19 may impact our results of operations or liquidity is uncertain. Currently, the local governments in the locations in which we operate have designated our Company as an essential business, but our operations have, and likely will continue, to experience supply, labor, demand and output challenges. We continue to monitor the impact that the COVID-19 pandemic is having on our business, the semiconductor and LED industries, and the economies in which we operate. We anticipate our future results of operations, including the results for fiscal 2021, will be materially impacted by COVID-19, but at this time we do not expect the impact from the COVID-19 outbreak will have a material effect on our liquidity or financial position. However, given the speed and frequency of continuously evolving developments with respect to this pandemic, we cannot reasonably estimate the magnitude of the impact to our results of operations, and, if the outbreak continues on its current trajectory, such impacts could grow and become material to our liquidity or financial position. To the extent our suppliers continue to be materially and adversely impacted by COVID-19, this could reduce the availability, or result in delays, of materials or supplies to or from us, which in turn could materially interrupt our business operations.
Contractual Obligations
At June 28, 2020, payments to be made pursuant to significant contractual obligations are as follows:

		Payments Due by Period
(in millions of U.S. Dollars)	Total	Less than One Year	One to Three Years	Three to Five Years	More Than Five Years
Operating lease obligations	12.3	5.0	5.3	1.6	0.4
Finance lease obligations	15.0	2.6	1.6	0.9	9.9
Purchase obligations	429.0	428.5	0.5	—	—
Long-term debt (1)	999.8	—	—	424.8	575.0
Interest payments on long-term debt (2)	70.5	13.8	27.6	20.7	8.4
Other long-term liabilities (3)	1.9	—	1.9	—	—
Total contractual obligations	$1,528.5	$449.9	$36.9	$448.0	$593.7
(1) Long-term debt represents the principal due on the Notes, but does not include interest expense.
(2) Interest payments on long-term debt represent semi-annual interest payments on the Notes.
(3) Other long-term liabilities as of June 28, 2020 also includes customer deposits of $33.7 million, and long-term tax contingencies and other tax liabilities of $2.4 million. These liabilities were not included in the table above as they will either not be settled in cash and/or the timing of payments is uncertain. Amounts shown do not include other long-term liabilities of discontinued operations.
Operating lease obligations include rental amounts due on leases of certain office and manufacturing space under the terms of non-cancelable operating leases. These leases expire at various times through December 2027. Finance lease obligations primarily include Wolfspeed manufacturing space in Malaysia and a 49-year ground lease on a future silicon carbide fabrication facility in New York. The leases for our Wolfspeed manufacturing space in Malaysia expire in February 2027 and the 49-year ground lease in New York expires in March 2069.
Purchase obligations represent purchase commitments, including open purchase orders and contracts, and are generally related to the purchase of goods and services in the ordinary course of business such as raw materials, supplies and capital equipment.

Exhibit 99.1
Financial Condition
The following table sets forth our cash, cash equivalents and short-term investments:

(in millions of U.S. Dollars)	June 28, 2020	June 30, 2019	Change
Cash and cash equivalents	$448.8	$500.5	($51.7)
Short-term investments	790.9	541.5	249.4
Total cash, cash equivalents and short-term investments	$1,239.7	$1,042.0	$197.7

Our liquidity and capital resources primarily depend on our cash flows from continuing operations and our working capital. The significant components of our working capital are liquid assets such as cash and cash equivalents, short-term investments, accounts receivable and inventories reduced by trade accounts payable.
The following table presents the components of our cash conversion cycle:

	Three Months Ended
	June 28, 2020	June 30, 2019	Change
Days of sales outstanding (a)	53	39	14
Days of supply in inventory (b)	117	109	8
Days in accounts payable (c)	(115)	(122)	7
Cash conversion cycle	55	26	29
a)Days of sales outstanding (DSO) measures the average collection period of our receivables. DSO is based on the ending net trade receivables less receivable related accrued contract liabilities and the revenue, net for the quarter then ended. DSO is calculated by dividing ending accounts receivable, less receivable related accrued contract liabilities, by the average net revenue per day for the respective 90-day period.
b)Days of supply in inventory (DSI) measures the average number of days from procurement to sale of our product. DSI is based on ending inventory and cost of revenue, net for the quarter then ended. DSI is calculated by dividing ending inventory (excluding inventory related to a future Wafer Supply and Fabrication Services Agreement to be entered into in connection with the LED Business Divestiture (the "Wafer Supply Agreement")) by average cost of revenue, net per day for the respective 90-day period.
c)Days in accounts payable (DPO) measures the average number of days our payables remain outstanding before payment. DPO is based on ending accounts payable and cost of revenue, net for the quarter then ended. Due to the significant amount of capital expenditures associated with our future silicon carbide fabrication facility in New York, we exclude accounts payable related to capital expenditures in connection with the facility. DPO is calculated by dividing ending accounts payable and accrued expenses (less accrued salaries and wages and accounts payable balances related to our future silicon carbide fabrication facility in New York) by the average cost of revenue, net per day for the respective 90-day period.
The increase in the cash conversion cycle was primarily driven by an increase in days of sales outstanding, resulting from timing of shipments, an increase in days of supply in inventory due to increased inventories at the end of fiscal 2020 combined with higher cost of sales in the fourth quarter of fiscal 2020, and a decrease in days in accounts payable primarily due to higher cost of sales in the fourth quarter of fiscal 2020.
As of June 28, 2020, we had unrealized losses on our investments of less than $0.1 million. All of our investments had investment grade ratings, and any such investments that were in an unrealized loss position at June 28, 2020 were in such position due to interest rate changes, sector credit rating changes, company-specific rating changes or negative market conditions surrounding the COVID-19 outbreak. We intend and believe that we have the ability to hold such investments for a period of time that will be sufficient for anticipated recovery in market value, and we currently expect to receive the full principal or recover our cost basis in these securities. The declines in value of the securities in our portfolio are considered to be temporary in nature and, accordingly, we do not believe these securities are impaired as of June 28, 2020.
Cash Flows
In summary, our cash flows were as follows:

Exhibit 99.1

	Fiscal Years Ended			Year-Over-Year Change
	June 28, 2020	June 30, 2019	June 24, 2018	2019 to 2020	2018 to 2019
Cash (used in) provided by operating activities	($29.0)	$202.3	$173.5	($231.3)	$28.8
Cash used in investing activities	(486.9)	(227.1)	(423.9)	(259.8)	196.8
Cash provided by financing activities	464.3	406.5	236.5	57.8	170.0
Effect of foreign exchange changes	(0.1)	(0.1)	0.2	—	(0.3)
Net (decrease) increase in cash and cash equivalents	($51.7)	$381.6	($13.7)	($433.3)	$395.3
Cash Flows from Operating Activities
Net cash (used in) provided by operating activities decreased in fiscal 2020 compared to fiscal 2019 primarily due to cash used from our increased operating loss and a larger annual incentive payment in the first quarter of fiscal 2020 compared to the previous year. Annual incentive payments are made in the first quarter of the subsequent fiscal year.
Net cash provided by operating activities increased in fiscal 2019 compared to fiscal 2018 primarily due to generating higher cash from earnings and improved working capital.
Total cash (used in) provided by operating activities in fiscal 2020, 2019 and 2018 includes $62.6 million, $105.1 million and $153.8 million, respectively, of cash provided by operating activities of discontinued operations.
Cash Flows from Investing Activities
Our investing activities primarily relate to short-term investment transactions, purchases of property and equipment and payments for patents and licensing rights.
The increase in net cash used in investing activities in fiscal 2020 compared to fiscal 2019 was primarily due to the net proceeds from the sale of the Lighting Products business unit of $219.0 million received in fiscal 2019. Excluding the proceeds from the sale, cash used in investing activities decreased due to an increase in purchases of property, equipment and patent rights of $106.3 million offset by a decrease in net purchases of short-term investments of $50.6 million.
The decrease in net cash used in investing activities in fiscal 2019 compared to fiscal 2018 is primarily due to $429.2 million of net expenditures to acquire the Infineon RF Power business in fiscal 2018. Fiscal 2019 included $293.4 million of net purchases of short-term investments as compared to a source of cash in fiscal 2018 of $209.5 million from the sale and maturity from short-term investments. Other investing activities during fiscal 2019 compared to fiscal 2018 include a decrease in the purchase of property, equipment and patent rights of $41.6 million offset by net proceeds from the sale of the Lighting Products business unit of $219.0 million.
Total cash used in investing activities in fiscal 2020, 2019 and 2018 includes $12.4 million, $25.0 million and $35.2 million, respectively, of cash used in investing activities of discontinued operations.
As of the date of filing the Form 10-K, for fiscal 2021, we targeted approximately $400.0 million of net capital investment, which is primarily related to capacity and infrastructure projects to support our Wolfspeed business longer-term growth and strategic priorities. This target is highly dependent on the timing and overall progress on the construction of our new silicon carbide fabrication facility in New York and is net of expected reimbursements from Empire State Development under a Grant Disbursement Agreement (GDA). For more details on the GDA, see Note 16, "Commitments and Contingencies," in our consolidated financial statements included in Item 8 of this Exhibit.
Cash Flows from Financing Activities
Net cash provided by financing activities in fiscal 2020 primarily consisted of proceeds of $575.0 million from the issuance of the 2026 Notes and net proceeds of $59.5 million from issuances of common stock pursuant to the exercise of employee stock options, partially offset by payments on long-term debt of $145.1 million, the payment of $13.6 million in debt issuance costs from the issuance of the 2026 Notes and incentive-related refundable escrow deposits of $11.5 million relating to the construction of our future silicon carbide fabrication facility in New York. The escrow deposits will be returned to us upon successful completion of defined objectives relating to New York state funded incentives.

Exhibit 99.1
Net cash provided by financing activities in fiscal 2019 primarily consisted of $575.0 million in proceeds from the issuance of the 2023 Notes and net proceeds of $136.4 million from issuances of common stock pursuant to the exercise of employee stock options, partially offset by the net repayment on our line of credit of $292.0 million and the payment of debt issuance costs of $12.9 million from the issuance of the 2023 Notes.
Net cash provided by financing activities in fiscal 2018 primarily consisted of a net draw on our line of credit of $147.0 million to help fund the Infineon RF Power acquisition and $86.4 million in net proceeds from issuance of common stock pursuant to the exercise of employee stock options, slightly offset by payment of acquisition-related contingent consideration of $1.8 million in connection with our acquisition of Arkansas Power Electronics International, Inc., which was completed in fiscal 2016.
Total cash provided by financing activities in fiscal 2018 includes $4.9 million of cash provided by financing activities of discontinued operations.
Financial and Market Risks
We are exposed to financial and market risks, including changes in interest rates, currency exchange rates and commodities risk. We have entered, and may in the future enter, into foreign currency derivative financial instruments in an effort to manage or hedge some of our foreign exchange rate risk. We may not be able to engage in hedging transactions in the future, and even if we do, foreign currency fluctuations may still have a material adverse effect on our results of operations and financial performance. All of the potential changes noted below are based on sensitivity analysis performed on our financial positions at June 28, 2020 and June 30, 2019. Actual results may differ materially.
Interest Rate Risk
We maintain an investment portfolio principally composed of money market funds, municipal bonds, corporate bonds, U.S. agency securities, U.S. treasury securities, commercial paper, certificates of deposit, and variable rate demand notes. In order to minimize risk, our cash management policy permits us to acquire investments rated “A” grade or better. As of June 28, 2020 and June 30, 2019, our cash equivalents and short-term investments had a fair value of $1,094.8 million and $779.6 million, respectively. If interest rates were to hypothetically increase by 100 basis points, the fair value of our short-term investments would decrease by $10.9 million at June 28, 2020 and $7.8 million at June 30, 2019.
As of June 28, 2020, we maintain a secured revolving line of credit under which we can borrow, repay and reborrow loans from time to time prior to its scheduled maturity date of January 9, 2023. As of and during the fiscal years ending June 28, 2020 and June 30, 2019, no balances were outstanding under the line of credit.
Currency Rate and Price Risk
We operate internationally and have transactions denominated in foreign currencies and are exposed to currency exchange rate risks. As a result, fluctuations in exchange rates may adversely affect our expenses and results of operations as well as the value of our assets and liabilities. Our primary exposure relates to the exchange rate between the United States Dollar (USD) and the TWD as our Lextar investment is held in TWD. Additionally, our investment relates to owning shares that are publicly traded on the Taiwan Stock Exchange and subject to price risks from market trading. The value of our Lextar investment was $55.9 million and $39.5 million as of June 28, 2020 and June 30, 2019, respectively. A hypothetical 10% decrease in the value of the USD compared to the TWD or a hypothetical 10% decrease in quoted market values on our investment would each individually result in potential losses of approximately $5.6 million and $4.0 million for the years ended June 28, 2020 and June 30, 2019, respectively.
Commodities
We utilize significant amounts of precious metals, gases and other commodities in our manufacturing processes. General economic conditions, market specific changes or other factors outside of our control may affect the pricing of these commodities. We do not use financial instruments to hedge commodity prices.
Off-Balance Sheet Arrangements
We do not use off-balance sheet arrangements with unconsolidated entities or related parties, nor do we use any other forms of off-balance sheet arrangements. Accordingly, our liquidity and capital resources are not subject to off-balance sheet risks from unconsolidated entities. As of June 28, 2020, we did not have any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K.

Exhibit 99.1
Critical Accounting Policies and Estimates
Our consolidated financial statements are prepared in accordance with U.S. GAAP. In the application of U.S. GAAP, we are required to make estimates that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities in our consolidated financial statements. Changes in the accounting estimates from period to period are reasonably likely to occur. Accordingly, actual results could differ significantly from the estimates made by management. To the extent that there are material differences between these estimates and actual results, our future financial statement presentation of our financial condition or results of operations may be affected.
We evaluate our estimates on an ongoing basis, including those related to revenue recognition, valuation of inventories, tax related contingencies, valuation of stock-based compensation, valuation of long-lived and intangible assets, other contingencies and litigation, among others. We base our estimates on historical experience and on various other assumptions, including expected trends that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.
Our significant accounting policies are discussed in Note 2, “Basis of Presentation and Summary of Significant Accounting Policies,” to the consolidated financial statements included in Item 8 of this Exhibit. We believe that the following are our most critical accounting policies and estimates, each of which is critical to the portrayal of our financial condition and results of operations and requires our most difficult, subjective and complex judgments. Our management has reviewed our critical accounting policies and the related disclosures with the Audit Committee of our Board of Directors.
Revenue Recognition
Revenue is recognized when control of a good or service promised in a contract (i.e., performance obligation) is transferred to a customer. Control is obtained when a customer has the ability to direct the use of and obtain substantially all of the remaining benefits from that good or service. The majority of our revenues are recognized at a point-in-time as control is transferred at a distinct point in time per the terms of a contract. We adopted Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 606 "Revenue from Contracts with Customers" (ASC 606) on June 25, 2018 using the modified retrospective approach. Refer to Note 2, "Basis of Presentation and Summary of Significant Accounting Policies" and Note 4, "Revenue Recognition" for additional information related to the adoption of ASC 606.
We provide our customers with limited rights of return for non-conforming shipments and product warranty claims. We estimate an allowance for anticipated sales returns based upon an analysis of historical sales returns and other relevant data. We recognize an allowance for non-conforming returns at the time of sale as a reduction of product revenue. We recognize a liability for product warranty claims at the time of sale as an increase to cost of revenue.
For the year ended June 28, 2020, 31% of our revenue was from sales to distributors. Distributors stock inventory and sell our products to their own customer base, which may include: value added resellers; manufacturers who incorporate our products into their own manufactured goods; or ultimate end users of our products. We recognize revenue upon shipment of our products to our distributors. This arrangement is often referred to as a “sell-in” or “point-of-purchase” model as opposed to a “sell-through” or “point-of-sale” model, where revenue is deferred and not recognized until the distributor sells the product through to their customer.
Our distributors may be provided limited rights that allow them to return a portion of inventory (product exchange rights or stock rotation rights) and receive credits for changes in selling prices (price protection rights) or customer pricing arrangements under our “ship and debit” program or other targeted sales incentives. When determining our net revenue, we make significant judgments and estimates corresponding with product shipments. We recognize a reserve for estimated future returns, changes in selling prices, and other targeted sales incentives when product ships. We also recognize an asset for the estimated value of product returns that we believe will be returned to inventory in the future and resold, and these estimates are based upon historical data, current economic trends, distributor inventory levels and other related factors. Our financial condition and operating results are dependent upon our ability to make reliable estimates. Actual results may vary and could have a significant impact on our operating results.
From time to time, we will issue a new price book for our products, and provide a credit to certain distributors for inventory quantities on hand if required by our agreement with the distributor. This practice is known as price protection. These credits are applied against the reserve that we establish upon initial shipment of product to the distributor.

Exhibit 99.1
Under the ship and debit program, products are sold to distributors at negotiated prices and the distributors are required to pay for the products purchased within our standard commercial terms. Subsequent to the initial product purchase, a distributor may request a price allowance for a particular part number(s) for certain target customers, prior to the distributor reselling that particular part to the customer. If we approve an allowance and the distributor resells the product to the target customer, we credit the distributor according to the allowance we approved. These credits are applied against a reserve we establish upon initial shipment of product to the distributor.
In addition, we run sales incentive programs with certain distributors, such as product rebates. We recognize these incentives at the time they are offered to customers and record a credit to their account with an offsetting expense as either a reduction to revenue, increase to cost of revenue, or marketing expense depending on the type of sales incentive.
We also have inventory consignment agreements in which revenue is recognized at a point in time, when the customer or distributor pulls product from consignment inventory that we store at designated locations. Delivery and transfer of control occur at that point, when title and risk of loss transfers and the customer or distributor becomes obligated to pay for the products pulled from inventory. Until the products are pulled for use or sale by the customer or distributor, we retain control over the products’ disposition, including the right to pull back or relocate the products.
From time to time, we may enter into licensing arrangements related to our intellectual property. Revenue from licensing arrangements is recognized when earned and estimable. The timing of revenue recognition is dependent on the terms of each license agreement. Generally, we will recognize non-refundable upfront licensing fees related to patent licenses immediately upon receipt of the funds if we have no significant future obligations to perform under the arrangement. However, we will defer recognition for licensing fees where we have significant future performance requirements, the fee is not fixed (such as royalties earned as a percentage of future revenue), or the fees are otherwise contingent.
Leases (new for fiscal 2020 due to ASC 842 Adoption)
At lease inception, we determine that an arrangement is a lease if the contract involves the use of a distinct identified asset, the lessor does not have substantive substitution rights and we obtain control of the asset throughout the period by obtaining substantially all of the economic benefit of the asset and the right to direct the use of the asset.
Right-of-use assets represent our right to use an underlying asset during the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Assets and liabilities are recognized based on the present value of lease payments over the lease term. Most leases include one or more options to renew, with renewal terms that can extend the lease term from one to five years or more. The exercise of the renewal option is at our sole discretion and we consider these options in determining the lease term used to establish our right-of-use assets and lease liabilities. We will remeasure our lease liability and adjust the related right-of-use asset upon the occurrence of the following: lease modifications not accounted for as a separate contract; a triggering event that changes the certainty of the lessee exercising an option to renew or terminate the lease, or purchase the underlying asset; a change to the amount probable of being owed by us under a residual value guarantee; or the resolution of a contingency upon which the variable lease payments are based such that those payments become fixed.
Because most of our leases do not provide an implicit rate, we use our incremental borrowing rate based on information available at the lease commencement date in determining the present value of lease payments. We use the implicit rate when readily determinable. Operating lease expense is generally recognized on a straight-line basis over the lease term. Finance lease assets are amortized on a straight-line basis over the shorter of the useful life of the asset or the lease term. Interest expense on the finance lease liability is recognized using the effective interest rate method and is presented within interest expense on our consolidated statements of operations.
We have agreements with lease and non-lease components, which are accounted for as a single lease component. Leases with a lease term of 12 months or less are not recorded on the balance sheet. We recognize lease expense for these leases on a straight-line basis over the lease term. Variable lease payment amounts that cannot be determined at the commencement of the lease, such as increases in lease payments based on changes in index rates, are not included in the right-of-use assets or liabilities. These variable lease payments are expensed as incurred.

Exhibit 99.1
Inventories
Inventories are stated at the lower of cost or net realizable value. We write-down our inventories for estimated obsolescence equal to the difference between the cost of the inventory and its estimated market value based upon an aging analysis of the inventory on hand, specifically known inventory-related risks (such as technological obsolescence), and assumptions about future demand. We also analyze sales levels by product type, including historical and estimated future customer demand for those products to determine if any additional reserves are appropriate. For example, we adjust for items that are considered obsolete based upon changes in customer demand, manufacturing process changes or new product introductions that may eliminate demand for the product. Any adjustment to our inventories as a result of an estimated obsolescence or net realizable condition is reflected as a component of our cost of revenue. At the point of the loss recognition, a new, lower-cost basis for that inventory is established, and any subsequent improvements in facts and circumstances do not result in the restoration or increase in that newly established lower-cost basis.
In order to determine what costs can be included in the valuation of inventories, we determine normal capacity for our manufacturing facilities based on historical patterns. If our estimates regarding customer demand are inaccurate, or market conditions or technology change in ways that are less favorable than those projected by management, we may be required to take excess capacity charges in accordance with U.S. GAAP, which could have an adverse effect on our operating results.
Deferred Tax Asset Valuation Allowances
In accordance with FASB ASC 740, “Income Taxes” (ASC 740), we evaluate all available evidence, both positive and negative, to determine whether, based on the weight of that evidence, a deferred tax asset is more likely than not to be realized. In assessing the adequacy of a recognized valuation allowance, we consider all available positive and negative evidence to estimate if sufficient future taxable income will be generated to utilize the existing deferred tax assets by jurisdiction. This consideration includes a variety of factors such as historical and projected future taxable income and prudent and feasible tax planning strategies. When we establish or increase a valuation allowance, our income tax expense increases in the period such determination is made. If we decrease a valuation allowance, our income tax expense decreases in the period such a determination is made.
Tax Contingencies
We are subject to periodic audits of our income tax returns by federal, state, local and foreign agencies. These audits typically include questions regarding our tax filing positions, including the timing and amount of deductions and the allocation of income among various tax jurisdictions. In accordance with ASC 740, we regularly evaluate the exposures associated with our various tax filing positions. ASC 740 states that a tax benefit should not be recognized for financial statement purposes for an uncertain tax filing position where it is not more likely than not (likelihood of greater than 50%) of being sustained by the taxing authorities based on the technical merits of the position.
In accordance with the provisions of ASC 740, we establish unrecognized tax benefits (as a reduction to the deferred tax asset or as an increase to other liabilities) to reduce some or all of the tax benefit of any of our tax positions at such time that we determine the position has become uncertain based upon one of the following: the tax position is not “more likely than not” to be sustained; the tax position is “more likely than not” to be sustained, but for a lesser amount; or the tax position is “more likely than not” to be sustained, but not in the financial period in which the tax position was originally taken. For purposes of evaluating whether or not a tax position is uncertain, we presume the tax position will be examined by the relevant taxing authority that has full knowledge of all relevant information; the technical merits of a tax position are derived from authorities such as legislation and statutes, legislative intent, regulations, rulings and case law and their applicability to the facts and circumstances of the tax position; and each tax position is evaluated without consideration of the possibility of offset or aggregation with other tax positions taken. We adjust these unrecognized tax benefits, including any impact on the related interest and penalties, in light of changing facts and circumstances, such as the progress of a tax audit.
A number of years may elapse before a particular matter for which we have established an unrecognized tax benefit is audited and fully resolved. To the extent we prevail in matters for which we have established an unrecognized benefit or are required to pay amounts in excess of what we have recognized, our effective tax rate in a given financial statement period could be materially affected. An unfavorable tax settlement might require use of our cash and/or result in an increase in our effective tax rate in the year of resolution. A favorable tax settlement would be recognized as a reduction in our effective tax rate in the year of resolution.

Exhibit 99.1
Stock-Based Compensation
We account for awards of stock-based compensation under our employee stock-based compensation plans using the fair value method. Accordingly, we estimate the grant date fair value of our stock-based awards and amortize this fair value to compensation expense over the requisite service period or vesting term. We currently use the Black-Scholes option-pricing model to estimate the fair value of our stock option and Employee Stock Purchase Plan (ESPP) awards. The grant date fair value of performance stock units that vest upon meeting certain market conditions is estimated using the Monte Carlo valuation model. The determination of the fair value of stock-based awards on the date of grant using an option-pricing model is affected by our then current stock price as well as assumptions regarding a number of complex and subjective variables. These variables include the expected stock price volatility over the term of the awards, actual and projected employee stock option exercise behaviors, the risk-free interest rate and expected dividends.
Due to the inherent limitations of option-valuation models, future events that are unpredictable and the estimation process utilized in determining the valuation of the stock-based awards, the ultimate value realized by award holders may vary significantly from the amounts expensed in our financial statements. For restricted stock and stock unit awards, grant date fair value is based upon the market price of our common stock on the date of the grant. This fair value is then amortized to compensation expense over the requisite service period or vesting term.
We estimate expected forfeitures at the time of grant and revise this estimate, if necessary, in subsequent periods if actual forfeitures differ from initial estimates. Our determination of an estimated forfeiture rate is primarily based upon a review of historical experience but may also include consideration of other facts and circumstances we believe are indicative of future activity. The assessment of an estimated forfeiture rate will not alter the total compensation expense to be recognized, only the timing of this recognition as compensation expense is adjusted to reflect instruments that actually vest.
If actual results are not consistent with our assumptions and judgments used in estimating key assumptions, we may be required to adjust compensation expense, which could be material to our results of operations.
Long-Lived Assets
We evaluate long-lived assets such as property, equipment and finite-lived intangible assets, such as patents, for impairment whenever events or circumstances indicate that the carrying value of the assets recognized in our financial statements may not be recoverable. Factors that we consider include whether there has been a significant decrease in the market value of an asset, a significant change in the way an asset is being used, or a significant change, delay or departure in our strategy for that asset. Our assessment of the recoverability of long-lived assets involves significant judgment and estimation. These assessments reflect our assumptions, which, we believe, are consistent with the assumptions hypothetical marketplace participants use. Factors that we must estimate when performing recoverability and impairment tests include, among others, the economic life of the asset, sales volumes, prices, cost of capital, tax rates, and capital spending. These factors are often interdependent and therefore do not change in isolation. If impairment is indicated, we first determine if the total estimated future cash flows on an undiscounted basis are less than the carrying amounts of the asset or assets. If so, an impairment loss is measured and recognized.
After an impairment loss is recognized, a new, lower cost basis for that long-lived asset is established. Subsequent changes in facts and circumstances do not result in the reversal of a previously recognized impairment loss.
Our impairment loss calculations require that we apply judgment in estimating future cash flows and asset fair values, including estimating useful lives of the assets. To make these judgments, we may use internal discounted cash flow estimates, quoted market prices when available and independent appraisals as appropriate to determine fair value.
If actual results are not consistent with our assumptions and judgments used in estimating future cash flows and asset fair values, we may be required to recognize additional impairment losses which could be material to our results of operations.
Goodwill
We test goodwill for impairment at least annually as of the first day of the fiscal fourth quarter, or when indications of potential impairment exist. We monitor for the existence of potential impairment indicators throughout the fiscal year. We conduct impairment testing for goodwill at the reporting unit level. Reporting units, as defined by FASB ASC 350, “Intangibles - Goodwill and Other”, may be operating segments as a whole or an operation one level below an operating segment, referred to as a component. We have determined that we have one reporting unit, Wolfspeed.

Exhibit 99.1
We may initiate goodwill impairment testing by considering qualitative factors to determine whether it is more likely than not that a reporting unit’s carrying value is greater than its fair value. Such factors may include the following, among others: a significant decline in the reporting unit’s expected future cash flows; a sustained, significant decline in our stock price and market capitalization; a significant adverse change in legal factors or in the business climate, unanticipated competition; and slower growth rates; as well as changes in management, key personnel, strategy, and customers. If our qualitative assessment indicates that goodwill impairment is more likely than not, we determine the amount by which the reporting unit's carrying value exceeds its fair value, not to exceed the carrying amount of goodwill.
We compare the fair value of the reporting unit to its carrying value, including goodwill. We derive a reporting unit’s fair value through a combination of the market approach (a guideline transaction method) and the income approach (a discounted cash flow analysis). The income approach utilizes a discount rate from the capital asset pricing model. If all reporting units are analyzed during the goodwill impairment test, their respective fair values are reconciled back to our consolidated market capitalization.
If the fair value of a reporting unit exceeds its carrying value, then we conclude that no goodwill impairment has occurred. If the carrying value of the reporting unit exceeds the fair value, we recognize an impairment loss in an amount equal to the excess, not to exceed the carrying value of the reporting unit’s goodwill. Once an impairment loss is recognized, the adjusted carrying value of the goodwill becomes the new accounting basis of the goodwill for the reporting unit.
Contingent Liabilities
We provide for contingent liabilities in accordance with U.S. GAAP, under which a loss contingency is charged to income when (1) it is probable that an asset has been impaired or a liability has been incurred at the date of the financial statements, and (2) the amount of the loss can be reasonably estimated.
Periodically, we review the status of each significant matter to assess the potential financial exposure. If a potential loss is considered probable and the amount can be reasonably estimated, we reflect the estimated loss in our results of operations. Significant judgment is required to determine the probability that a liability has been incurred or an asset impaired and whether such loss is reasonably estimable. Because of uncertainties related to these matters, accruals are based on the best information available at the time. Further, estimates of this nature are highly subjective, and the final outcome of these matters could vary significantly from the amounts that may have been included in the accompanying consolidated financial statements. In determining the probability of an unfavorable outcome of a particular contingent liability and whether such liability is reasonably estimable, we consider the individual facts and circumstances related to the liability, opinions of legal counsel and recent legal rulings by the appropriate regulatory bodies, among other factors. As additional information becomes available, we reassess the potential liability related to our pending and threatened claims and litigation and may revise our estimates accordingly. Such revisions in the estimates of the potential liabilities could have a material impact on our results of operations and financial position. See also a discussion of specific contingencies in Note 16, “Commitments and Contingencies,” to our consolidated financial statements in Item 8 of this Exhibit.
Recent Accounting Pronouncements
See Note 2, “Basis of Presentation and Summary of Significant Accounting Policies,” to our consolidated financial statements in Item 8 of this Exhibit for a description of recent accounting pronouncements, including the expected dates of adoption and estimated effects, if any, on our consolidated financial statements.

Exhibit 99.1
Item 8. Financial Statements and Supplementary Data

Exhibit 99.1
Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Cree, Inc.

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of Cree, Inc. and its subsidiaries (the “Company”) as of June 28, 2020 and June 30, 2019, and the related consolidated statements of operations, comprehensive loss, shareholders’ equity, and cash flows for each of the three years in the period ended June 28, 2020, including the related notes (collectively referred to as the “consolidated financial statements”). We also have audited the Company's internal control over financial reporting as of June 28, 2020, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 28, 2020 and June 30, 2019, and the results of its operations and its cash flows for each of the three years in the period ended June 28, 2020 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of June 28, 2020, based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO.

Changes in Accounting Principles

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for leases on July 1, 2019, and as discussed in Note 4 to the consolidated financial statements, the Company changed the manner in which it accounts for revenues from contracts with customers on June 25, 2018.

Basis for Opinions

The Company's management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2020 Annual Report on Form 10-K. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company's internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit

Exhibit 99.1
preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Reserves for distributor programs - Ship and debit and price protection rights

As described in Notes 1, 2 and 3 to the consolidated financial statements, products are sold to distributors at negotiated prices and the distributors are required to pay for the products purchased within the Company’s standard commercial terms. Certain distributors may be provided limited rights that allow them to return a portion of inventory and receive credits for changes in selling price (price protection rights) or customer pricing arrangements under the Company’s “ship and debit” program. Under the Company’s ship and debit program, subsequent to the initial product purchase, a distributor may request a price allowance for a particular part number(s) for certain target customers, prior to the distributor reselling the particular part to that customer. If the Company approves an allowance and the distributor resells the product to the target customer, the Company credits the distributor according to the allowance the Company approved. Under the price protection rights program, if the Company issues a new price book for its products, the Company will provide a credit to certain distributors for inventory quantities on hand. The credits associated with these programs are applied against the reserve the Company establishes upon initial shipment of product to the distributor. Upon shipment, management uses significant judgment in establishing reserves for the ship and debit and price protection rights programs, which includes developing assumptions related to changes in selling prices. On October 18, 2020, subsequent to the issuance of the Company’s 2020 Annual Report on Form 10-K, the Company entered into a definitive agreement to sell certain assets and subsidiaries comprising its former LED Products segment to SMART Global Holdings, Inc. and its wholly owned newly-created acquisition subsidiary. As a result, the Company has retrospectively classified the results and cash flows of the LED Products segment as discontinued operations in its consolidated financial statements for all periods presented. Additionally, the related assets and liabilities associated with the discontinued operations are classified as held for sale in the consolidated balance sheets. As a result of the adjustments to retrospectively reflect the discontinued operations, distributor sales are included within total net revenue from continuing operations and net revenues from discontinued operations. The associated reserves for ship and debit and price protection rights programs to distributions make up a portion of accrued contract liabilities and current liabilities of discontinued operations. As adjusted, distributor sales account for approximately 31% of total net revenue from continuing operations of $470.7 million for the year ended June 28, 2020 and the associated reserves for ship and debit and price protection rights programs to these distributors make up a portion of the accrued contract liabilities account balance of $14.2 million. Additionally, net revenue from discontinued operations of $433.2 million for the year ended June 28, 2020 includes distributor revenue and the associated reserves for ship and debit and price protection rights programs to these distributors make up a portion of the accrued contract liabilities account balance of $24.1 million included in current liabilities of discontinued operations.

The principal considerations for our determination that performing procedures relating to reserves for distributor programs - ship and debit and price protection rights is a critical audit matter are the significant judgment by management in estimating the reserves for ship and debit and price protection rights programs, which in turn led to a high degree of auditor judgment, subjectivity and effort in performing procedures and evaluating audit evidence relating to management’s assumption related to changes in selling prices.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to the valuation of ship and debit and price protection rights reserves. These procedures also included, among others, (1) testing management’s process for determining the estimate for ship and debit and price protection rights reserves, (2) evaluating the appropriateness of management’s methodology to calculate the ship and debit and price protection rights reserves, (3)

Exhibit 99.1
evaluating the reasonableness of management’s significant assumption related to changes in selling prices, which included the evaluation of management’s ability to estimate the changes in selling prices in comparison to historical selling prices, (4) testing the completeness and accuracy of data inputs to the ship and debit and price protection rights reserves calculation, and (5) evaluating the reasonableness of management’s prior period estimates for ship and debit and price protection rights reserves to actual credits granted during the current period by performing a retrospective comparison subsequent to year-end.

/s/PricewaterhouseCoopers LLP
Raleigh, North Carolina
August 19, 2020, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations discussed in Note 3 to the consolidated financial statements, as to which the date is February 11, 2021

We have served as the Company’s auditor since 2013.

Exhibit 99.1
CREE, INC.
CONSOLIDATED BALANCE SHEETS

	June 28, 2020	June 30, 2019
in millions of U.S. Dollars, except share data in thousands
Assets
Current assets:
Cash and cash equivalents	$448.8	$500.5
Short-term investments	790.9	541.5
Total cash, cash equivalents and short-term investments	1,239.7	1,042.0
Accounts receivable, net	72.4	69.2
Inventories	121.9	111.8
Income taxes receivable	6.6	0.2
Prepaid expenses	26.2	23.2
Other current assets	8.7	13.3
Current assets held for sale	1.3	1.9
Current assets of discontinued operations	116.0	151.2
Total current assets	1,592.8	1,412.8
Property and equipment, net	770.8	560.6
Goodwill	349.7	349.7
Intangible assets, net	156.9	174.1
Other long-term investments	55.9	39.5
Deferred tax assets	1.2	0.9
Other assets	33.6	5.9
Long-term assets of discontinued operations	270.1	273.4
Total assets	$3,231.0	$2,816.9

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$189.8	$164.5
Accrued contract liabilities	14.2	15.1
Income taxes payable	1.2	1.3
Finance lease liabilities	3.6	—
Other current liabilities	22.2	15.8
Current liabilities of discontinued operations	60.2	71.5
Total current liabilities	291.2	268.2
Long-term liabilities:
Convertible notes, net	783.8	469.1
Deferred tax liabilities	1.8	2.0
Finance lease liabilities - long-term	11.4	—
Other long-term liabilities	43.8	28.8
Long-term liabilities of discontinued operations	9.8	7.6
Total long-term liabilities	850.6	507.5
Commitments and contingencies
Shareholders’ equity:
Preferred stock, par value $0.01; 3,000 shares authorized at June 28, 2020 and June 30, 2019; none issued and outstanding	—	—
Common stock, par value $0.00125; 200,000 shares authorized at June 28, 2020 and June 30, 2019; 109,230 and 106,570 shares issued and outstanding at June 28, 2020 and June 30, 2019, respectively	0.1	0.1
Additional paid-in-capital	3,106.2	2,874.1
Accumulated other comprehensive income	16.0	9.5
Accumulated deficit	(1,039.2)	(847.5)
Total shareholders’ equity	2,083.1	2,036.2
Noncontrolling interest from discontinued operations	6.1	5.0
Total equity	2,089.2	2,041.2
Total liabilities and shareholders’ equity	$3,231.0	$2,816.9
The accompanying notes are an integral part of the consolidated financial statements

Exhibit 99.1
CREE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Years Ended
	June 28, 2020	June 30, 2019	June 24, 2018
in millions of U.S. Dollars, except share data
Revenue, net	$470.7	$538.2	$328.6
Cost of revenue, net	312.2	294.5	183.6
Gross profit	158.5	243.7	145.0
Operating expenses:
Research and development	152.0	121.1	89.8
Sales, general and administrative	181.7	168.9	143.8
Amortization or impairment of acquisition-related intangibles	14.5	15.6	7.2
Loss on disposal or impairment of other assets	1.5	5.0	7.9
Other operating expense	32.9	26.6	16.8
Operating loss	(224.1)	(93.5)	(120.5)
Non-operating (income) expense, net	(18.5)	29.4	(10.4)
Loss before income taxes	(205.6)	(122.9)	(110.1)
Income tax benefit	(8.0)	(4.4)	(35.2)
Net loss from continuing operations	(197.6)	(118.5)	(74.9)
Net income (loss) from discontinued operations	7.0	(256.6)	(205.0)
Net loss	(190.6)	(375.1)	(279.9)
Net income from discontinued operations attributable to noncontrolling interest	1.1	—	0.1
Net loss attributable to controlling interest	($191.7)	($375.1)	($280.0)

Basic and diluted loss per share
Continuing operations	($1.83)	($1.14)	($0.75)
Net loss attributable to controlling interest	($1.78)	($3.62)	($2.81)

Weighted average shares - basic and diluted (in thousands)	107,935	103,576	99,530
The accompanying notes are an integral part of the consolidated financial statements

Exhibit 99.1
CREE, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	Fiscal Years Ended
	June 28, 2020	June 30, 2019	June 24, 2018
in millions of U.S. Dollars
Net loss	($190.6)	($375.1)	($279.9)
Other comprehensive income (loss):
Currency translation gain	—	4.4	0.6
Net unrealized gain (loss) on available-for-sale securities	6.5	4.5	(5.9)
Comprehensive loss	(184.1)	(366.2)	(285.2)
Net income from discontinued operations attributable to noncontrolling interest	1.1	—	0.1
Comprehensive loss attributable to controlling interest	($185.2)	($366.2)	($285.3)
The accompanying notes are an integral part of the consolidated financial statements

Exhibit 99.1
CREE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Years Ended
in millions of U.S. Dollars	June 28, 2020	June 30, 2019	June 24, 2018
Operating activities:
Net loss	(190.6)	(375.1)	(279.9)
Net income (loss) from discontinued operations	7.0	(256.6)	(205.0)
Net loss from continuing operations	($197.6)	($118.5)	($74.9)
Adjustments to reconcile net loss from continuing operations to net cash (used in) provided by operating activities:
Depreciation and amortization	97.1	86.2	62.9
Amortization of debt issuance costs and discount	26.2	18.3	—
Gain on partial extinguishment of debt	(11.0)	—	—
Stock-based compensation	47.2	42.9	33.0
Loss on disposal or impairment of long-lived assets	4.5	5.0	7.9
Amortization of premium/discount on investments	1.7	2.3	4.7
Realized (gain) loss on sale of investments	(1.5)	0.1	0.1
(Gain) loss on equity investment	(14.2)	16.2	(7.1)
Foreign exchange (gain) loss on equity investment	(2.2)	1.3	(0.6)
Deferred income taxes	(0.5)	(0.6)	(43.4)
Changes in operating assets and liabilities:
Accounts receivable, net	(3.2)	(10.4)	(12.9)
Inventories	(8.5)	(24.3)	3.3
Prepaid expenses and other assets	(3.0)	(3.6)	(10.1)
Accounts payable, trade	(7.2)	24.3	37.3
Accrued salaries and wages and other liabilities	(24.9)	40.8	19.5
Accrued contract liabilities	5.5	17.2	—
Net cash (used in) provided by operating activities of continuing operations	(91.6)	97.2	19.7
Net cash provided by operating activities of discontinued operations	62.6	105.1	153.8
Cash (used in) provided by operating activities	(29.0)	202.3	173.5
Investing activities:
Purchases of property and equipment	(229.9)	(124.7)	(167.1)
Purchases of patent and licensing rights	(4.4)	(3.3)	(2.5)
Proceeds from sale of property and equipment	2.6	0.3	0.6
Purchases of short-term investments	(821.4)	(517.2)	(191.7)
Proceeds from maturities of short-term investments	460.6	177.4	224.2
Proceeds from sale of short-term investments	118.0	46.4	177.0
Purchase of acquired business, net of cash acquired	—	—	(429.2)
Proceeds from sale of business, net	—	219.0	—
Net cash used in investing activities of continuing operations	(474.5)	(202.1)	(388.7)
Net cash used in investing activities of discontinued operations	(12.4)	(25.0)	(35.2)
Cash used in investing activities	(486.9)	(227.1)	(423.9)
Financing activities:
Payment of acquisition-related contingent consideration	—	—	(1.8)
Proceeds from long-term debt borrowings	—	95.0	670.0
Payments on long-term debt borrowings, including finance lease obligations	(145.1)	(387.0)	(523.0)
Proceeds from issuance of common stock	76.4	158.0	92.6
Tax withholding on vested equity awards	(16.9)	(21.6)	(6.2)
Proceeds from convertible notes	575.0	575.0	—
Payments of debt issuance costs	(13.6)	(12.9)	—
Incentive-related refundable escrow deposits	(11.5)	—	—
Net cash provided by financing activities of continuing operations	464.3	406.5	231.6
Net cash provided by financing activities of discontinued operations	—	—	4.9
Cash provided by financing activities	464.3	406.5	236.5
Effects of foreign exchange changes on cash and cash equivalents	(0.1)	(0.1)	0.2
Net change in cash and cash equivalents	(51.7)	381.6	(13.7)
Cash and cash equivalents, beginning of period	500.5	118.9	132.6
Cash and cash equivalents, end of period	$448.8	$500.5	$118.9
The accompanying notes are an integral part of the consolidated financial statements.

Exhibit 99.1
CREE, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Equity - Controlled Interest	Non-controlling Interest from Discontinued Operations	Total Equity
	Number of Shares	Par Value
Share data in thousands, U.S. Dollar information in millions
Balance at June 25, 2017	97,674	$0.1	$2,419.5	($202.7)	$5.9	$2,222.8	$—	$2,222.8
Net loss (income)	—	—	—	(280.0)	—	(280.0)	0.1	(279.9)
Currency translation gain	—	—	—	—	0.6	0.6	—	0.6
Unrealized loss on available-for-sale securities	—	—	—	—	(5.9)	(5.9)	—	(5.9)
Comprehensive loss						(285.3)	0.1	(285.2)
Income tax expense from stock option exercises	—	—	(6.2)	—	—	(6.2)	—	(6.2)
Contributions from non-controlling interests	—	—	—	—	—	—	4.9	4.9
Stock-based compensation	—	—	43.2	—	—	43.2	—	43.2
Exercise of stock options and issuance of shares	3,814	—	92.6	—	—	92.6	—	92.6
Balance at June 24, 2018	101,488	$0.1	$2,549.1	($482.7)	$0.6	$2,067.1	$5.0	$2,072.1
Net loss	—	—	—	(375.1)	—	(375.1)	—	(375.1)
Currency translation gain	—	—	—	—	4.4	4.4	—	4.4
Unrealized gain on available-for-sale securities	—	—	—	—	4.5	4.5	—	4.5
Comprehensive loss						(366.2)	—	(366.2)
Income tax expense from stock option exercises	—	—	(21.6)	—	—	(21.6)	—	(21.6)
Adoption of ASC 606	—	—	—	10.3	—	10.3	—	10.3
Stock-based compensation	—	—	78.0	—	—	78.0	—	78.0
Exercise of stock options and issuance of shares	5,082	—	158.0	—	—	158.0	—	158.0
Issuance of convertible notes due September 1, 2023	—	—	110.6	—	—	110.6	—	110.6
Balance at June 30, 2019	106,570	$0.1	$2,874.1	($847.5)	$9.5	$2,036.2	$5.0	$2,041.2
Net loss	—	—	—	(191.7)	—	(191.7)	1.1	(190.6)
Unrealized gain on available-for-sale securities	—	—	—	—	6.5	6.5	—	6.5
Comprehensive loss						(185.2)	1.1	(184.1)
Income tax expense from stock option exercises	—	—	(16.9)	—	—	(16.9)	—	(16.9)
Stock-based compensation	—	—	54.9	—	—	54.9	—	54.9
Exercise of stock options and issuance of shares	2,660	—	76.4	—	—	76.4	—	76.4
Issuance of convertible notes due May 1, 2026	—	—	145.4	—	—	145.4	—	145.4
Partial extinguishment of convertible notes due September 1, 2023	—	—	(27.7)	—	—	(27.7)	—	(27.7)
Balance at June 28, 2020	109,230	$0.1	$3,106.2	($1,039.2)	$16.0	$2,083.1	$6.1	$2,089.2
The accompanying notes are an integral part of the consolidated financial statements.

Exhibit 99.1
CREE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Exhibit 99.1
Note 1 – Business
Overview
Cree, Inc. (the Company) is an innovator of wide bandgap semiconductors, focused on silicon carbide and gallium nitride (GaN) materials and devices for power and radio-frequency (RF) applications. The Company's silicon carbide and GaN materials and devices are targeted for applications such as transportation, power supplies, inverters and wireless systems.
In addition, the Company is an innovator of specialty lighting-class light emitting diode (LED) products. The Company's LEDs are targeted for use in indoor and outdoor lighting, electronic signs and signals and video displays.
Previously, the Company designed, manufactured and sold LED lighting fixtures and lamps for the commercial, industrial and consumer markets. The Company referred to these product lines as the Lighting Products business unit. As discussed in Note 3, “Discontinued Operations,” on May 13, 2019, the Company sold its Lighting Products business unit to IDEAL Industries, Inc. (IDEAL).
As discussed more fully below in Note 3, “Discontinued Operations,” on October 18, 2020, the Company entered into a definitive agreement to sell certain assets and subsidiaries comprising its former LED Products segment (the LED Business) to SMART Global Holdings, Inc. (SGH) and its wholly owned newly-created acquisition subsidiary (collectively with SGH, SMART) for up to $300 million, including fixed upfront and deferred payments and contingent consideration (the LED Business Divestiture).
As a result, the Company has classified the results and cash flows of the LED Products segment as discontinued operations in its consolidated statements of operations and consolidated statements of cash flows for all periods presented. Additionally, the related assets and liabilities associated with the discontinued operations are classified as held for sale in the consolidated balance sheets. Unless otherwise noted, discussion within these notes to the consolidated financial statements relates to the Company's continuing operations.
The Company’s continuing operations consist of the Wolfspeed business, which includes silicon carbide and GaN materials, power devices and RF devices based on wide bandgap semiconductor materials and silicon. The Company’s materials products and power devices are used in electric vehicles, motor drives, power supplies, solar and transportation applications. The Company’s materials products and RF devices are used in military communications, radar, satellite and telecommunication applications.
The majority of the Company's products are manufactured at its production facilities located in North Carolina, California, Arkansas and China. The Company also uses contract manufacturers for certain products and aspects of product fabrication, assembly and packaging. Additionally, the Company is in the process of building a silicon carbide fabrication facility in New York. The Company operates research and development facilities in North Carolina, Arizona, Arkansas, New York, California and China (including Hong Kong).
Cree, Inc. is a North Carolina corporation established in 1987, and its headquarters are in Durham, North Carolina.

Exhibit 99.1
Note 2 – Basis of Presentation and Summary of Significant Accounting Policies
Principles of Consolidation
The consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries and the joint venture. All material intercompany accounts and transactions have been eliminated.
Fiscal Year
The Company’s fiscal year is a 52 or 53-week period ending on the last Sunday in the month of June. The Company’s 2020 and 2018 fiscal years were 52-week fiscal years. The Company's 2019 fiscal year was a 53-week fiscal year. The Company’s 2021 fiscal year will be a 52-week fiscal year.
Reclassifications
Certain prior period amounts in the accompanying consolidated financial statements have been reclassified to conform to the current year presentation. These reclassifications had no effect on previously reported net loss or shareholders’ equity.
Use of Estimates
The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and the disclosure of contingent assets and liabilities. The Company evaluates its estimates on an ongoing basis, including those related to revenue recognition, product warranty obligations, valuation of inventories, tax related contingencies, valuation of stock-based compensation, valuation of long-lived and intangible assets, other contingencies and litigation, among others. The Company generally bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ materially from those estimates.
Certain accounting matters that generally require consideration of forecasted financial information were assessed regarding impacts from the COVID-19 outbreak as of June 28, 2020 and through the filing date of the Company's Annual Report on Form 10-K for the fiscal year ended June 28, 2020 using reasonably available information as of those dates. The accounting matters assessed included, but were not limited to, allowance for doubtful accounts, the carrying value of goodwill and other long-lived tangible and intangible assets, the potential impact to earnings of unrealized losses on investments and valuation allowances for tax assets. While the assessments resulted in no material impacts to the consolidated financial statements as of and for the year ended June 28, 2020, the Company believes the full impact of the outbreak remains uncertain and will continue to assess if ongoing developments related to the outbreak may cause future material impacts to its consolidated financial statements.
Segment Information
U.S. GAAP requires segmentation based on an entity’s internal organization and reporting of revenue and operating income based upon internal accounting methods commonly referred to as the “management approach.” Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (CODM), or decision making group, in deciding how to allocate resources and in assessing performance. The Company’s CODM is its Chief Executive Officer. Historically, the Company determined that it has two operating and reportable segments: LED Products and Wolfspeed. Subsequent to LED Products meeting the criteria for classification as discontinued operations, the Company has determined that it has one operating and reportable segment, Wolfspeed.
Cash and Cash Equivalents
Cash and cash equivalents consist of unrestricted cash accounts and highly liquid investments with an original maturity of three months or less when purchased. Cash and cash equivalents are stated at cost, which approximates fair value. The Company holds cash and cash equivalents at several major financial institutions, which often exceed insurance limits set by the Federal Deposit Insurance Corporation (FDIC). The Company has not historically experienced any losses due to such concentration of credit risk.

Exhibit 99.1
Investments
Investments in certain securities may be classified into three categories:
•Held-to-Maturity – Debt securities that the entity has the positive intent and ability to hold to maturity, which are reported at amortized cost.
•Trading – Debt securities that are bought and held principally for the purpose of selling in the near term, which are reported at fair value, with unrealized gains and losses included in earnings.
•Available-for-Sale – Debt securities not classified as either held-to-maturity or trading securities, which are reported at fair value with unrealized gains or losses excluded from earnings and reported as a separate component of shareholders' equity.
The Company reassesses the appropriateness of the classification (i.e. held-to-maturity, trading or available-for-sale) of its investments at the end of each reporting period.
When the fair value of an investment declines below its original cost, the Company considers all available evidence to evaluate whether the decline is other-than-temporary. Among other things, the Company considers the duration and extent of the decline and economic factors influencing the capital markets. For the fiscal years ended June 28, 2020, June 30, 2019, and June 24, 2018, the Company had no other-than-temporary declines below the cost basis of its investments. The Company utilizes specific identification in computing realized gains and losses on the sale of investments. Realized gains and losses on the sale of investments are reported in non-operating (income) expense, net.
Investments in marketable securities with maturities beyond one year may be classified as short-term based on their highly liquid nature and because such marketable securities represent the investment of cash that is available for current operations.
Other long-term investments consist of the Company's approximately 16% common stock ownership interest in Lextar Electronics Corporation (Lextar), which the Company acquired in December 2014. The Company currently utilizes the fair value option in accounting for its investment in Lextar.
Inventories
Inventories are stated at the lower of cost or net realizable value, with cost determined on a first-in, first-out (FIFO) method or an average cost method. The Company writes down its inventory balances for estimates of excess and obsolete amounts. These write-downs are recognized as a component of cost of revenue. At the point of the write-down, a new lower cost basis for that inventory is established, and any subsequent improvements in facts and circumstances do not result in the restoration or increase in that newly established lower cost basis. If that inventory is subsequently sold, the sale is recorded at the actual selling price and the related cost of revenue is recorded at the new lower cost basis.
Property and Equipment
Property and equipment are stated at cost and depreciated on a straight-line basis over the assets’ estimated useful lives. Leasehold improvements are amortized over the lesser of the asset life or the term of the related lease. In general, the Company’s policy for useful lives is as follows:

Furniture and fixtures	5 years
Buildings and building improvements	5 to 40 years
Machinery and equipment	3 to 15 years
Vehicles	5 years
Computer hardware/software	3 years
Leasehold improvements	Shorter of estimated useful life or lease term
Expenditures for repairs and maintenance are charged to expense as incurred. The costs for major renewals and improvements are capitalized and depreciated over their estimated useful lives. The cost and related accumulated depreciation of the assets are removed from the accounts upon disposition and any resulting gain or loss is reflected in operating income.

Exhibit 99.1
Shipping and Handling Costs
Shipping and handling costs are included in cost of revenue, net in the consolidated statements of operations and are recognized as a period expense during the period in which they are incurred.
Goodwill and Intangible Assets
The Company recognizes the assets acquired and liabilities assumed in business combinations at their respective fair values at the date of acquisition, with any excess purchase price recognized as goodwill. Valuation of intangible assets entails significant estimates and assumptions including, but not limited to, estimating future cash flows from product revenue, developing appropriate discount rates, continuation of customer relationships and renewal of customer contracts, and approximating the useful lives of the intangible assets acquired.
Goodwill
The Company recognizes goodwill as an asset representing the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. The Company tests goodwill for impairment at least annually as of the first day of the fiscal fourth quarter, or when indications of potential impairment exist. The Company monitors for the existence of potential impairment indicators throughout the fiscal year.
The Company conducts impairment testing for goodwill at the reporting unit level. Reporting units may be operating segments as a whole, or an operation one level below an operating segment, referred to as a component. The Company has determined that it has one reporting unit, Wolfspeed.
The Company may initiate goodwill impairment testing by considering qualitative factors to determine whether it is more likely than not that a reporting unit's carrying value is greater than its fair value. Such factors may include the following, among others: a significant decline in the reporting unit’s expected future cash flows; a sustained, significant decline in the Company’s stock price and market capitalization; a significant adverse change in legal factors or in the business climate; unanticipated competition; and slower growth rates; as well as changes in management, key personnel, strategy and customers. If the Company's qualitative assessment indicates it is more likely than not that the estimated fair value of a reporting unit exceeds its carrying value, no further analysis is required and goodwill is not impaired. Otherwise, the Company performs a quantitative goodwill impairment test to determine if goodwill is impaired. The quantitative test compares the fair value of a reporting unit with its carrying amount, including goodwill.
If the fair value of the reporting unit exceeds the carrying value of the net assets associated with the reporting unit, goodwill is not considered impaired. If the carrying value of the net assets associated with the reporting unit exceeds the fair value of the reporting unit, the Company recognizes an impairment loss in an amount equal to the excess, not to exceed the carrying value of the reporting unit's goodwill. Once an impairment loss is recognized, the adjusted carrying value of the goodwill becomes the new accounting basis of the goodwill for the reporting unit. The Company derives a reporting unit's fair value through a combination of the market approach (guideline transaction method and guideline public company method) and the income approach (a discounted cash flow analysis). The income approach utilizes a discount rate from a capital asset pricing model. The fair values are reconciled back to the Company’s consolidated market capitalization.
Finite-Lived Intangible Assets
U.S. GAAP requires that intangible assets, other than goodwill and indefinite-lived intangibles, must be amortized over their useful lives. The Company is currently amortizing its acquired intangible assets with finite lives over periods ranging from four to 15 years.
Patent rights reflect costs incurred by the Company in applying for and maintaining patents owned by the Company and costs incurred in purchasing patents and related rights from third parties. Licensing rights reflect costs incurred by the Company in acquiring licenses under patents owned by others. The Company amortizes both on a straight-line basis over the expected useful life of the associated patent rights, which is generally the lesser of 20 years from the date of the patent application or the license period. Royalties payable under licenses for patents owned by others are generally expensed as incurred. The Company reviews its capitalized patent portfolio and recognizes impairment charges when circumstances warrant, such as when patents have been abandoned or are no longer being pursued.

Exhibit 99.1
Long-Lived Assets
The Company reviews long-lived assets such as property and equipment for impairment based on changes in circumstances that indicate their carrying amounts may not be recoverable. In making these determinations, the Company uses certain assumptions, including but not limited to: (1) estimations of the fair market value of the assets and (2) estimations of future cash flows expected to be generated by these assets, which are based on additional assumptions such as asset utilization, length of service the asset will be used in the Company’s operations and estimated salvage values.
Contingent Liabilities
The Company recognizes contingent liabilities when it is probable that an asset has been impaired or a liability has been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. Disclosure in the notes to the financial statements is required for loss contingencies that do not meet both these conditions if there is a reasonable possibility that a loss may have been incurred. See Note 16, “Commitments and Contingencies,” for a discussion of loss contingencies in connection with pending and threatened litigation. The Company expenses as incurred the costs of defending legal claims against the Company.
Revenue Recognition
Revenue is recognized when control of a good or service promised in a contract (i.e., performance obligation) is transferred to a customer. Control is obtained when a customer has the ability to direct the use of and obtain substantially all of the remaining benefits from that good or service. Substantially all of the Company's revenue is derived from product sales. Revenue is recognized at a point in time based on the Company’s evaluation of when the customer obtains control of the products, and all performance obligations under the terms of the contract are satisfied. If customer acceptance clauses are present and it cannot be objectively determined that control has been transferred based on the contract and shipping terms, revenue is only recorded when customer acceptance is received and all performance obligations have been satisfied. Sales of products typically do not include more than one performance obligation.
A substantial portion of the Company’s products are sold through distributors. Distributors stock inventory and sell the Company’s products to their own customer base, which may include: value added resellers; manufacturers who incorporate the Company’s products into their own manufactured goods; or ultimate end users of the Company’s products. The Company recognizes revenue upon shipment of its products to its distributors. This arrangement is often referred to as a “sell-in” or “point-of-purchase” model as opposed to a “sell-through” or “point-of-sale” model, where revenue is deferred and not recognized until the distributor sells the product through to their customer.
Master supply or distributor agreements are in place with many of the Company's customers and contain terms and conditions including, but not limited to payment, delivery, incentives and warranty. These agreements typically do not require minimum purchase commitments. If a master supply, distributor or other similar agreement is not in place with a customer, the Company considers a purchase order, which is governed by the Company’s standard terms and conditions, to be the contract governing the relationship with that customer.
Pricing terms are negotiated independently on a stand-alone basis. Revenue is measured based on the amount of net consideration to which the Company expects to be entitled to receive in exchange for products or services. Variable consideration is recognized as a reduction of net revenue with a corresponding reserve at the time of revenue recognition, and consists primarily of sales incentives or rebates, price concessions and return allowances. Variable consideration is estimated based on contractual terms, historical analysis of customer purchase volumes, or historical analysis using specific data for the type of consideration being assessed. The Company offers product warranties and establishes liabilities for estimated warranty costs based upon historical experience and specific warranty provisions.
Some of the Company’s distributors are provided limited rights that allow them to return a portion of inventory (product exchange rights or stock rotation rights) and receive credits for changes in selling prices (price protection rights) or customer pricing arrangements under the Company’s “ship and debit” program or other targeted sales incentives. These estimates are calculated based upon historical experience, product shipment analysis, current economic conditions, on-hand inventory at the distributor, and customer contractual arrangements. The Company believes that it can reasonably and reliably estimate the allowance for distributor credits at the time of sale. Accordingly, estimates for these rights are recognized at the time of sale as a reduction of product revenue and as a contract liability.

Exhibit 99.1
From time to time, the Company will issue a new price book for its products, and provide a credit to certain distributors for inventory quantities on hand if required by the Company’s agreement with the distributor. This practice is known as price protection. These credits are applied against the reserve that the Company establishes upon initial shipment of product to the distributor.
Under the ship and debit program, products are sold to distributors at negotiated prices and the distributors are required to pay for the products purchased within the Company’s standard commercial terms. Subsequent to the initial product purchase, a distributor may request a price allowance for a particular part number(s) for certain target customers, prior to the distributor reselling the particular part to that customer. If the Company approves an allowance and the distributor resells the product to the target customer, the Company credits the distributor according to the allowance the Company approved. These credits are applied against the reserve that the Company establishes upon initial shipment of product to the distributor.
In addition, the Company runs sales incentive programs with certain distributors, such as product rebates. The Company recognizes these incentives at the time they are offered to customers and records a credit to their account with an offsetting expense as either a reduction to revenue, increase to cost of revenue, or marketing expense depending on the type of sales incentive.
The Company also has inventory consignment agreements in which revenue is recognized at a point in time, when the customer or distributor pulls product from consignment inventory that the Company stores at designated locations. Delivery and transfer of control occur at that point, when title and risk of loss transfers and the customer or distributor becomes obligated to pay for the products pulled from inventory. Until the products are pulled for use or sale by the customer or distributor, the Company retains control over the products’ disposition, including the right to pull back or relocate the products.
From time to time, the Company may enter into licensing arrangements related to its intellectual property. Revenue from licensing arrangements is recognized when earned and estimable. The timing of revenue recognition is dependent on the terms of each license agreement. Generally, the Company will recognize non-refundable upfront licensing fees related to patent licenses immediately upon receipt of the funds if the Company has no significant future obligations to perform under the arrangement. However, the Company will defer recognition for licensing fees where the Company has significant future performance requirements, the fee is not fixed (such as royalties earned as a percentage of future revenue), or the fees are otherwise contingent.
Leases
At lease inception, the Company determines an arrangement is a lease if the contract involves the use of a distinct identified asset, the lessor does not have substantive substitution rights and the Company obtains control of the asset throughout the period by obtaining substantially all of the economic benefit of the asset and the right to direct the use of the asset.
Right-of-use assets represent the Company's right to use an underlying asset during the lease term and lease liabilities represent the Company's obligation to make lease payments arising from the lease. Assets and liabilities are recognized based on the present value of lease payments over the lease term. Most leases include one or more options to renew, with renewal terms that can extend the lease term from one to five years or more. The exercise of the renewal option is at the Company's sole discretion and the Company considers these options in determining the lease term used to establish its right-of-use assets and lease liabilities. The Company will remeasure its lease liability and adjust the related right-of-use asset upon the occurrence of the following: lease modifications not accounted for as a separate contract; a triggering event that changes the certainty of the lessee exercising an option to renew or terminate the lease, or purchase the underlying asset; a change to the amount probable of being owed by the Company under a residual value guarantee; or the resolution of a contingency upon which the variable lease payments are based such that those payments become fixed.
Because most of the Company's leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at the lease commencement date in determining the present value of lease payments. The Company would use the implicit rate when readily determinable. Operating lease expense is generally recognized on a straight-line basis over the lease term. Finance lease assets are amortized on a straight-line basis over the shorter of the useful life of the asset or the lease term. Interest expense on the finance lease liability is recognized using the effective interest rate method and is presented within interest expense on the Company’s consolidated statements of operations.
The Company has agreements with lease and non-lease components, which are accounted for as a single lease component. Leases with a lease term of 12 months or less are not recorded on the balance sheet. The Company recognizes lease expense for these leases on a straight-line basis over the lease term. Variable lease payment amounts that cannot be determined at the commencement of the lease, such as increases in lease payments based on changes in index rates, are not included in the right-of-use assets or liabilities. These variable lease payments are expensed as incurred.

Exhibit 99.1
Accounts Receivable
For product revenue, the Company typically invoices its customers at the time of shipment for the sales order value of products shipped. Accounts receivable are recognized at the invoiced amount and are not subject to any interest or finance charges. The Company does not have any off-balance sheet credit exposure related to any of its customers.
Allowance for Doubtful Accounts
The Company evaluates the collectability of accounts receivable based on a combination of factors. In cases where the Company becomes aware of circumstances that may impair a specific customer’s ability to meet its financial obligations subsequent to the original sale, the Company will recognize an allowance against amounts due, and thereby reduce the net recognized receivable to the amount the Company reasonably believes will be collected. For all other customers, the Company recognizes an allowance for doubtful accounts based on the length of time the receivables are past due and consideration of other factors such as industry conditions, the current business environment and the Company’s historical experience.
Advertising
The Company expenses the costs of producing advertisements at the time production occurs and expenses the cost of communicating the advertising in the period in which the advertising is used. Advertising costs are included in sales, general and administrative expenses in the consolidated statements of operations and amounted to approximately $3.8 million, $3.7 million, and $3.5 million for the years ended June 28, 2020, June 30, 2019 and June 24, 2018, respectively.
Research and Development
Research and development activities are expensed when incurred.
Loss Per Share
Basic loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding for the applicable period. Diluted loss per share is determined in the same manner as basic loss per share except that the number of shares is increased to assume exercise of potentially dilutive stock options, nonvested restricted stock and contingently issuable shares using the treasury stock method, unless the effect of such increases would be anti-dilutive. Under the treasury stock method, the amount the employee must pay for exercising stock options, the amount of compensation cost for future service that the Company has not yet recognized, and the amount of tax benefits that would be recognized in additional paid-in capital when the award becomes deductible are assumed to be used to repurchase shares.
Stock-Based Compensation
The Company recognizes compensation expense for all share-based payments granted based on the fair value of the shares on the date of grant. Compensation expense is then recognized over the award’s vesting period.
Fair Value of Financial Instruments
Cash and cash equivalents, short-term investments, accounts and interest receivable, accounts payable and other liabilities approximate their fair values at June 28, 2020 and June 30, 2019 due to the short-term nature of these instruments.
Taxes
Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets are recognized for deductible temporary differences, along with net operating loss carryforwards and credit carryforwards, if it is more likely than not that the tax benefits will be realized. To the extent a deferred tax asset cannot be recognized under the preceding criteria, valuation allowances are established. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.
Taxes payable which are not based on income are accrued ratably over the period to which they apply. For example, payroll taxes are accrued each period end based upon the amount of payroll taxes that are owed as of that date; whereas taxes such as property taxes and franchise taxes are accrued over the fiscal year to which they apply if paid at the end of a period, or they are amortized ratably over the fiscal year if they are paid in advance.

Exhibit 99.1
Foreign Currency Translation
Foreign currency translation adjustments are recognized in other comprehensive income (loss) in the consolidated statements of comprehensive loss for changes between the foreign subsidiaries’ functional currency and the United States (U.S.) dollar. Foreign currency translation gains and losses are included in the Company’s equity account balance of accumulated other comprehensive income, net of taxes in the consolidated balance sheets until such time that the subsidiaries are either sold or substantially liquidated.
Due to the sale of the Lighting Products business unit in fiscal 2019, $5.2 million of currency translation loss was reclassified out of other comprehensive income (loss) and recognized in the consolidated statements of operations as part of the loss on transaction.
The Company and its subsidiaries transact business in currencies other than the U.S. Dollar and as such, the Company will continue to experience varying amounts of foreign currency exchange gains and losses.
Joint Venture
Effective July 17, 2017, the Company entered into a Shareholders Agreement with San’an Optoelectronics Co., Ltd. (San’an) and Cree Venture LED Company Limited (Cree Venture LED) pursuant to which the Company and San’an funded their contributions to Cree Venture LED and agreed upon the management and operation of Cree Venture LED. The Company contributed $5.1 million of cash for a 51% ownership interest and San’an contributed $4.9 million of cash for a 49% ownership interest. Cree Venture LED has a five-member board of directors, three of which were designated by the Company and two of which were designated by San’an. As a result of the Company's majority voting interest, the Company consolidates the operations of Cree Venture LED. The Company classifies the 49% ownership interest held by San'an as noncontrolling interest on the consolidated balance sheet. The noncontrolling interest increased by $1.1 million, $0.0 million and $0.1 million for its share of net income from Cree Venture LED for the fiscal years ending June 28, 2020, June 30, 2019 and June 24, 2018, respectively. The Company's interest in Cree Venture LED is included in the pending LED Business Divestiture and its related activity is classified as discontinued operations.
Supplemental Cash Flow Information
Cash paid for interest was $5.9 million, $4.0 million, and $6.1 million for the fiscal years ending June 28, 2020, June 30, 2019 and June 24, 2018, respectively.
Cash paid for taxes, net of refunds received, was $3.6 million and $0.5 million for the fiscal years ending June 28, 2020 and June 30, 2019, respectively. Cash refunds received, net of taxes paid, was $5.4 million for the fiscal year ended June 24, 2018.
Recently Adopted Accounting Pronouncements
Leases
In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2016-02: Leases (Topic 842) (ASC 842), and ASU 2018-10: Codification Improvements to ASC 842, Leases. These ASUs require that a lessee recognize in its statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term and requires enhanced disclosures about an entity’s leasing arrangements. The Company adopted this standard on July 1, 2019, under the modified retrospective transition approach with the cumulative effect of application recognized at the effective date, without adjustment to prior comparative periods. The Company elected to utilize the transition package of practical expedients that allows the Company to not reassess (1) whether any expired or existing contracts are leases, or contain leases, (2) the lease classification for any expired or existing leases, and (3) initial direct costs for any existing leases. Further, the Company elected the practical expedient to not separate lease and non-lease components for all leases and account for the combined lease and non-lease components as a single lease component. The Company also made an accounting policy election to exclude leases with an initial term of 12 months or less from the consolidated balance sheets.
The adoption of the new standard resulted in the recognition of $11.0 million of lease liabilities with corresponding right-of-use assets of $11.0 million as of July 1, 2019. As required, the right-of-use assets include the effect of reclassifying certain balances including deferred and prepaid rent, a portion of facilities-related restructuring accrual reserves, and a favorable lease intangible asset previously recognized in connection with an acquisition. The Company did not have a cumulative-effect adjustment to retained earnings as a result of the adoption of the new standard. The standard did not materially impact the Company's results

Exhibit 99.1
from operations and had no impact on cash flows. See Note 5, "Leases," for additional disclosures, as required by the new standard.
The reported results as of and for the year ended June 28, 2020 reflect the application of the new accounting guidance, while the reported results for prior periods have not been adjusted and continue to be reported in accordance with the Company's historical accounting under ASC 840, Leases.
Income Taxes
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This ASU simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The ASU also improves consistent application and simplifies other areas of Topic 740 by clarifying and amending existing guidance. Early adoption is permitted, provided that the Company reflects any adjustments as of the beginning of the annual period that includes the interim period for which such early adoption occurs. Additionally, the Company must adopt all the amendments in the same period if early adoption is elected. The Company early adopted this standard in the fourth quarter of fiscal 2020 with no material impact on the Company’s consolidated financial statements.
In February 2018, the FASB issued ASU 2018-02, Income Statement – Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. The FASB issued ASU 2018-02 to give entities the option to reclassify tax effects stranded in accumulated other comprehensive income as a result of the enactment of the Tax Cut and Jobs Act of 2017 (TCJA) to retained earnings. The Company adopted this standard in the fourth quarter of fiscal 2020. For the year ended June 28, 2020, the Company did not elect to reclassify tax effects stranded in accumulated other comprehensive income as a result of the enactment of the TCJA to retained earnings. The Company's policy is to account for the release of disproportionate income tax effects stranded in accumulated other comprehensive income under the aggregate portfolio approach.
Recently Issued Accounting Pronouncements
Credit Losses
In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This ASU introduces a new accounting model known as Current Expected Credit Losses (“CECL”). CECL requires earlier recognition of credit losses, while also providing additional transparency about credit risk. The CECL model utilizes a lifetime expected credit loss measurement objective for the recognition of credit losses for receivables at the time the financial asset is originated or acquired. The expected credit losses are adjusted each period for changes in expected lifetime credit losses. This model replaces the multiple existing impairment models in current GAAP, which generally require that a loss be incurred before it is recognized. The new standard will also apply to receivables arising from revenue transactions such as contract assets and accounts receivables. There are other provisions within the standard affecting how impairments of other financial assets may be recorded and presented, as well as expanded disclosures. The Company adopted this standard on June 29, 2020, the first day of fiscal 2021, and does not expect this standard to have a material impact on its consolidated financial statements.
Note 3 – Discontinued Operations

Lighting Business
On May 13, 2019, the Company completed the sale of (a) certain manufacturing facilities and equipment, inventory, intellectual property rights, contracts and real estate of the Company used by the Company's Lighting Products business unit, which includes LED lighting fixtures, lamps and corporate lighting solutions for commercial, industrial and consumer applications, and (b) all of the issued and outstanding equity interests of E-conolight LLC (E-conolight), Cree Canada Corp. and Cree Europe S.r.l., each a wholly owned subsidiary of the Company (collectively, the Lighting Products business unit) to IDEAL, pursuant to the Purchase Agreement, dated March 14, 2019, as amended between Cree and IDEAL. The Company retained certain liabilities associated with the Lighting Products business unit arising prior to the closing of the sale. The Lighting Products business unit represented the Lighting Products segment disclosed in the Company's historical financial statements.
The aggregate net proceeds from the sale of the Lighting Products business unit was $219.0 million in cash, which is subject to certain adjustments. Additionally, the Company is entitled to an earnout payment subject to the future performance of the Lighting Products business unit. In connection with the transaction, the Company and IDEAL entered into certain ancillary and related agreements, including (i) an Intellectual Property Assignment and License Agreement, which assigned to IDEAL certain intellectual property owned by the Company and licensed to IDEAL certain additional intellectual property owned by the

Exhibit 99.1
Company; (ii) a Transition Services Agreement (the TSA), which is designed to ensure a smooth transition of the Lighting Products business unit to IDEAL; (iii) an LED Supply Agreement (the LED Supply Agreement), pursuant to which the Company will supply IDEAL with certain LED chip and component products for three years; and (iv) a Real Estate License Agreement, which will allow IDEAL to use certain premises owned by the Company to conduct the Lighting Products business unit after closing. The Company recognized a loss on the sale of $66.2 million.
The Company has classified the results of the Lighting Products business unit as discontinued operations, the results of which for the fiscal years ended June 30, 2019 and June 24, 2018 are as follows:

	Fiscal Years Ended
	June 30, 2019	June 24, 2018
(in millions of U.S. Dollars)
Revenue, net	$419.8	$568.8
Cost of revenue, net	324.3	463.2
Gross profit	95.5	105.6
Research and development	37.1	35.9
Sales, general and administrative	100.6	97.6
Amortization or impairment of acquisition-related intangibles	116.4	23.6
Goodwill impairment charges	90.3	247.5
Loss on disposal or impairment of long-lived assets	2.0	2.1
Operating loss	(250.9)	(301.1)
Non-operating income	—	(1.3)
Loss before income taxes and loss on sale	(250.9)	(299.8)
Loss on sale	66.2	—
Loss before income taxes	(317.1)	(299.8)
Income tax expense (benefit)	0.1	(36.3)
Net loss	($317.2)	($263.5)
The Company recognized $10.5 million and $1.6 million in administrative fees for the fiscal years ended June 28, 2020 and June 30, 2019, respectively, relating to the TSA, of which $1.6 million and $1.6 million was accrued in accounts receivable, net in the consolidated balance sheets as of June 28, 2020 and June 30, 2019, respectively. These fees were recorded as a reduction of sales, general and administrative expense in the consolidated statements of operations.
The LED Supply Agreement will be transferred in connection with the LED Business Divestiture. The Company recognized $12.0 million and $2.1 million of revenue related to the LED Supply Agreement for the fiscal years ended June 28, 2020 and June 30, 2019, respectively, which are included in revenue from discontinued operations. As of June 28, 2020, $0.7 million of revenue related to the LED Supply Agreement was accrued in accounts receivable, net, and is included in current assets of discontinued operations on the consolidated balance sheets.
Additionally, the Company recorded a contract liability of $9.9 million and $13.4 million relating to the LED Supply Agreement as of June 28, 2020 and June 30, 2019, respectively. The contract liability is recorded in current and long-term liabilities of discontinued operations on the consolidated balance sheets.
LED Business
On October 18, 2020, the Company entered into an Asset Purchase Agreement (the LED Purchase Agreement) with SMART with respect to the LED Business Divestiture. The transaction is targeted to close in the first calendar quarter of 2021, subject to customary closing conditions.
Pursuant to the LED Purchase Agreement, the Company will sell to SMART, and SMART will (i) purchase from the Company, (a) certain equipment, inventory, intellectual property rights, contracts, and real estate comprising the Company’s LED Products segment, (b) all of the issued and outstanding equity interests of Cree Huizhou Solid State Lighting Company Limited, a limited liability company organized under the laws of the People’s Republic of China and an indirect wholly owned subsidiary of the Company, and (c) the Company’s ownership interest in Cree Venture LED Company Limited, the Company’s joint venture with San’an Optoelectronics Co., Ltd. (collectively, the LED Business); and (ii) assume certain liabilities related to the LED Business. The Company will retain certain assets used in and pre-closing liabilities associated with the LED Products segment.

Exhibit 99.1
The purchase price for the LED Business consists of (i) a payment of $50 million in cash, subject to customary adjustments, (ii) an unsecured promissory note issued to the Company by SGH in the amount of $125 million (the Purchase Price Note), (iii) the potential to receive an earn-out payment of up to $125 million based on the revenue and gross profit performance of the LED Business in the first four full fiscal quarters following the closing (the Earnout Period), also payable in the form of a unsecured promissory note of SGH (the Earnout Note), and (iv) the assumption of certain liabilities. The Purchase Price Note and the Earnout Note, if earned, will accrue interest at a rate of three-month LIBOR plus 3.0% with interest paid every three months and one bullet payment of principal and all accrued and unpaid interest will be payable on each note’s maturity date. The Purchase Price Note will mature on August 15, 2023, and the Earnout Note, if issued, will mature on the third anniversary of the completion of the Earnout Period.
In connection with the closing of the LED Business Divestiture, the Company and SMART will also enter into certain ancillary and related agreements, including (i) an Intellectual Property Assignment and License Agreement, which will assign to SMART certain intellectual property owned by the Company and its affiliates and license to SMART certain additional intellectual property owned by the Company, (ii) a Transition Services Agreement, which is designed to ensure a smooth transition of the LED Business to SMART, (iii) a Wafer Supply and Fabrication Services Agreement (the Wafer Supply Agreement), pursuant to which the Company will supply SMART with certain silicon carbide materials and fabrication services for four years, and (iv) a Real Estate License Agreement, which will allow SMART to use certain premises owned by the Company to conduct the LED Business for a period of up to 24 months after closing.
The completion of the LED Business Divestiture is subject to the satisfaction or waiver of a number of conditions set forth in the LED Purchase Agreement, including customary closing conditions. The LED Purchase Agreement provides for customary termination rights of the parties.
Because the LED Business Divestiture represents a strategic shift that will have a major effect on the Company’s operations and financial results, the Company has classified the results of the LED Business as discontinued operations in the Company’s consolidated statements of operations for all periods presented. Additionally, the related assets and liabilities associated with discontinued operations are classified as held for sale in the consolidated balance sheets.
The following table presents the financial results of the LED Business as income (loss) from discontinued operations, net of income taxes in the Company's consolidated statements of operations:

	Fiscal Years Ended
	June 28, 2020	June 30, 2019	June 24, 2018
(in millions of U.S. Dollars)
Revenue, net	$433.2	$541.8	$596.3
Cost of revenue, net	343.4	394.5	439.3
Gross profit	89.8	147.3	157.0
Operating expenses:
Research and development	32.2	36.8	37.5
Sales, general and administrative	29.7	31.8	26.5
(Income) loss on disposal or impairment of other assets	(0.1)	(0.3)	0.5
Other operating expense	13.3	1.4	—
Operating income	14.7	77.6	92.5
Non-operating income	(0.5)	(0.1)	—
Income before income taxes	15.2	77.7	92.5
Income tax expense	8.2	17.1	34.0
Net income	7.0	60.6	58.5
Net income attributable to noncontrolling interest	1.1	—	0.1
Net income attributable to controlling interest	$5.9	$60.6	$58.4
The following table presents the assets and liabilities of the LED Business classified as discontinued operations:

Exhibit 99.1

	Fiscal Years Ended
	June 28, 2020	June 30, 2019
(in millions of U.S. Dollars)
Assets
Short-term investments	12.0	9.4
Accounts receivable, net	41.6	59.7
Inventories	57.2	75.6
Prepaid expenses	0.1	0.1
Other current assets	5.1	6.4
Current assets of discontinued operations	116.0	151.2

Property and equipment, net	60.3	64.6
Goodwill	180.3	180.3
Intangible assets, net	22.7	23.8
Deferred income taxes	5.1	4.7
Other assets	1.7	—
Long-term assets of discontinued operations	270.1	273.4

Liabilities
Accounts payable and accrued expenses	31.0	36.4
Accrued contract liabilities	24.1	30.7
Income tax payable	2.0	1.7
Other current liabilities	3.1	2.7
Current liabilities of discontinued operations	60.2	71.5

Other long-term liabilities	9.8	7.6
Long-term liabilities of discontinued operations	9.8	7.6

Note 4 – Revenue Recognition
In accordance with ASC 606, the Company follows a five-step approach for recognizing revenue, consisting of the following: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when, or as, the entity satisfies a performance obligation.
Contract liabilities primarily include various rights of return and customer deposits, as well as deferred revenue and price protection guarantees. Contract liabilities were $47.9 million and $42.4 million as of June 28, 2020 and June 30, 2019, respectively. Contract liabilities increased due to increased customer deposits partially offset by lower reserve liabilities. Contract liabilities are recorded within accrued contract liabilities and other long-term liabilities on the balance sheet. Before the adoption of ASC 606, liabilities relating to various rights of return were recorded as a reduction to accounts receivable. The adjustments recorded as a result of adopting ASC 606 did not impact net cash provided by operating activities; however, they did impact the changes in operating assets and liabilities for the related accounts within the disclosure of operating activities on the statement of cash flows. As of June 25, 2018, the date the Company adopted ASC 606, contract liabilities were $11.7 million.
Practical Expedients and Exemptions
The Company does not disclose the value of unsatisfied performance obligations for contracts with an original expected length of one year or less.

Exhibit 99.1
Incidental contract costs that are not material in context of the delivery of products are expensed as incurred. Sales commissions are expensed when the amortization period is less than one year. Contract assets, such as costs to obtain or fulfill contracts, are an insignificant component of the Company’s revenue recognition process. The majority of the Company’s fulfillment costs as a manufacturer consist of inventory, fixed assets, and intangible assets, all of which are accounted for under the respective guidance for those asset types.
The Company’s accounts receivable balance represents the Company’s unconditional right to receive consideration from its customers with contracts. Payments are typically due within 30 days of the completion of the performance obligation and invoicing, and therefore do not contain significant financing components.
Sales tax, value-added tax, and other taxes the Company collects concurrent with revenue-producing activities are excluded from revenue, and shipping and handling costs are treated as fulfillment activities and are included in cost of revenue in the Company’s consolidated statements of operations.
For the fiscal years ended June 28, 2020 and June 30, 2019, the Company did not recognize any revenue that was included in contract liabilities as of July 1, 2019 and June 25, 2018, respectively.
Revenue recognized related to performance obligations that were satisfied or partially satisfied in previous periods was not material for the fiscal years ended June 28, 2020 and June 30, 2019.
Geographic Information
The Company conducts business in several geographic areas. Revenue is attributed to a particular geographic region based on the shipping address for the products. Disaggregated revenue from external customers by geographic area is as follows:

	For the Years Ended
	June 28, 2020		June 30, 2019		June 24, 2018
(in millions of U.S. Dollars)	Revenue	% of Revenue	Revenue	% of Revenue	Revenue	% of Revenue
Europe	171.4	36%	162.9	30%	82.9	25%
United States	106.5	23%	122.0	23%	92.4	28%
China	65.0	14%	116.3	22%	82.4	25%
Other	127.8	27%	137.0	25%	70.9	22%
Total	$470.7		$538.2		$328.6

Note 5 – Leases
The Company primarily leases manufacturing, office and warehousing space. Lease agreements frequently include renewal provisions and require the Company to pay real estate taxes, insurance and maintenance costs. Variable costs include lease payments that were volume or usage-driven in accordance with the use of the underlying asset, as well as non-lease components incurred with respect to actual terms rather than contractually fixed amounts. For details on the Company's lease policies, see the significant accounting policy disclosures in Note 2, “Basis of Presentation and Summary of Significant Accounting Policies”.
The Company's finance lease obligations primarily relate to a manufacturing space in Malaysia and a 49-year ground lease on a future silicon carbide fabrication facility in New York.
Balance Sheet
Lease assets and liabilities as of June 28, 2020, and the corresponding balance sheet classifications, are as follows (in millions of U.S. Dollars):

Exhibit 99.1

Operating Leases:
Right-of-use asset (1)	$12.3

Current lease liability (2)	4.8
Non-current lease liability (3)	7.5
Total operating lease liabilities	12.3

Finance Leases:
Finance lease assets (4)	15.4

Current portion of finance lease liabilities	3.6
Finance lease liabilities, less current portion	11.4
Total finance lease liabilities	15.0
(1) Within other assets on the consolidated balance sheets.
(2) Within other current liabilities on the consolidated balance sheets.
(3) Within other long-term liabilities on the consolidated balance sheets.
(4) Within property and equipment, net on the consolidated balance sheets.
Statement of Operations
Operating lease expense was $5.4 million in fiscal 2020. Short-term lease expense was $0.1 million and variable lease income was $0.1 million in fiscal 2020. Lease income was immaterial in fiscal 2020.
Finance lease amortization was $0.7 million and interest expense was $0.2 million in fiscal 2020.
Cash Flows
Cash flow information consisted of the following:

Fiscal year ended
(in millions of U.S. Dollars)	June 28, 2020
Cash used in operating activities:
Cash paid for operating leases	$5.5
Cash paid for interest portion of financing leases	0.1
Cash used in financing activities:
Cash paid for principal portion of finance leases	0.8
Non-cash operating activities:
Operating lease additions due to adoption of ASC 842	11.0
Operating lease additions and modifications, net	6.4
Finance lease additions	15.7

Lease Liability Maturities
Maturities of operating and finance lease liabilities as of June 28, 2020 were as follows (in millions of U.S. Dollars):

Exhibit 99.1

Fiscal Year Ending	Operating Leases	Finance Leases	Total
June 27, 2021	$5.3	$3.9	$9.2
June 26, 2022	3.8	1.7	5.5
June 25, 2023	1.8	0.7	2.5
June 30, 2024	0.9	0.7	1.6
June 29, 2025	0.8	0.7	1.5
Thereafter	0.4	15.2	15.6
Total lease payments	13.0	22.9	35.9
Imputed lease interest	(0.7)	(7.9)	(8.6)
Total lease liabilities	$12.3	$15.0	$27.3
Supplemental Disclosures

	Operating Leases	Finance Leases
Weighted average remaining lease term (in months) (1)	40	337
Weighted average discount rate (2)	3.52%	3.00%
(1) Weighted average remaining lease term of finance leases without the 49-year ground lease is 31 months.
(2) Weighted average discount rate of finance leases without the 49-year ground lease is 3.51%.
The aggregate future non-cancelable minimum rental payments on operating leases as of June 30, 2019, were as follows:

Fiscal Years Ending	(in millions of U.S. Dollars)
June 28, 2020	$3.2
June 27, 2021	2.2
June 26, 2022	1.2
June 25, 2023	0.7
June 30, 2024	—
Thereafter	—
Total future minimum rental payments	$7.3

Note 6 – Acquisition
Infineon Radio Frequency Power Business
On March 6, 2018, the Company acquired certain assets of the Infineon Technologies AG (Infineon) Radio Frequency Power Business (RF Power), pursuant to an asset purchase agreement with Infineon in exchange for a base purchase price of $429.2 million, subject to certain adjustments. As part of the agreement, the Company paid $427.0 million of cash on the purchase date and agreed to purchase certain additional non-U.S. property and equipment related to the RF Power business from Infineon for approximately $2.2 million, which was completed during the fourth quarter of fiscal 2018. The acquisition allows the Company to expand its product portfolio into the wireless market.
The acquisition of the RF Power business from Infineon was accounted for as a business combination. The assets, liabilities and operating results of the RF Power business have been included in the Company's consolidated financial statements from the date of acquisition. Additionally, the RF Power business's results from operations are reported as part of the Company's Wolfspeed segment.
The final purchase price allocation is as follows:

Exhibit 99.1

(in millions of U.S. Dollars)
Inventories	$22.5
Property and equipment	11.7
Other receivables	0.4
Intangible assets	149.0
Goodwill	249.0
Accrued expenses and liabilities	(3.4)
Net assets acquired	$429.2
The weighted average life of the acquired intangible assets is approximately 13.8 years. The components of the acquired intangible assets are as follows:

(in millions of U.S. Dollars, except year data)	Asset Amount	Estimated Life (in years)
Lease agreement (1)	$1.0	10
Customer relationships	92.0	15
Developed technology	44.0	14
Non-compete agreements	12.0	4
Total identifiable intangible assets	$149.0
(1) In the first quarter of fiscal 2020, the acquired lease agreement was reclassified from an intangible asset to a right-of-use asset in accordance with the Company's adoption of ASC 842, Leases.
Goodwill acquired largely consists of the manufacturing and other synergies of the combined companies, and the value of the assembled workforce. For tax purposes, in accordance with Section 197 of the Internal Revenue Code of 1986, as amended (the IRC), $245.0 million of the acquired goodwill will be amortized over 15 years.
The results of the RF Power business reflected in the Company's consolidated statements of operations for the fiscal year ended June 24, 2018 from the date of acquisition (March 6, 2018) are as follows:

(in millions of U.S. Dollars)	Amount
Revenue	$29.0
Net loss from continuing operations	(11.7)
The Company incurred total transaction costs related to the acquisition of approximately $3.8 million. These costs were primarily included in operating expenses in the consolidated statements of operations in fiscal 2018.
Supplemental Pro Forma Financial Information
The following supplemental pro forma information presents the consolidated financial results as if the RF Power transaction had occurred at the beginning of fiscal 2018:

Fiscal Year Ended
(in millions of U.S. Dollars, except share data)	June 24, 2018
Revenue	$394.0
Net loss from continuing operations	(79.3)

Basic and diluted loss per share from continuing operations	($0.80)

Exhibit 99.1
Note 7 – Financial Statement Details
Accounts Receivable, net
Accounts receivable, net consisted of the following:

(in millions of U.S. Dollars)	June 28, 2020	June 30, 2019
Billed trade receivables	$71.5	$68.1
Unbilled contract receivables	1.2	0.7
Royalties	0.4	0.6
	73.1	69.4
Allowance for bad debts	(0.7)	(0.2)
Accounts receivable, net	$72.4	$69.2
Changes in the Company’s allowance for bad debts were as follows:

	Fiscal Years Ended
(in millions of U.S. Dollars)	June 28, 2020	June 30, 2019	June 24, 2018
Balance at beginning of period	$0.2	$0.2	$0.1
Current period provision change	0.6	—	0.2
Write-offs, net of recoveries	(0.1)	—	(0.1)
Balance at end of period	$0.7	$0.2	$0.2
Inventories
Inventories consisted of the following:

(in millions of U.S. Dollars)	June 28, 2020	June 30, 2019
Raw material	$36.9	$31.5
Work-in-progress	73.9	65.3
Finished goods	11.1	15.0
Inventories	$121.9	$111.8
In addition to inventory held by the Company associated with the Wolfspeed business, the Company holds inventory related to a future Wafer Supply Agreement to be entered into in connection with the LED Business Divestiture as well as unallocated inventoried costs consisting primarily of manufacturing employees’ stock-based compensation, profit sharing and quarterly or annual incentive compensation, matching contributions under the Company’s 401(k) plan, and acquisition related costs.

(in millions of U.S. Dollars)	June 28, 2020	June 30, 2019
Wolfspeed	$97.3	$81.6
Inventory related to future Wafer Supply Agreement	19.0	23.6
Unallocated inventories	5.6	6.6
Inventories	$121.9	$111.8

Exhibit 99.1

Property and Equipment, net
Property and equipment, net consisted of the following:

(in millions of U.S. Dollars)	June 28, 2020	June 30, 2019
Machinery and equipment	$859.9	$842.3
Land and buildings	363.1	345.2
Computer hardware/software	46.8	42.0
Furniture and fixtures	8.1	8.6
Leasehold improvements and other	9.7	3.8
Vehicles	0.6	0.7
Finance lease assets	15.4	—
Construction in progress	366.8	229.1
Property and equipment, gross	1,670.4	1,471.7
Accumulated depreciation	(899.6)	(911.1)
Property and equipment, net	$770.8	$560.6
Depreciation of property and equipment totaled $76.7 million, $64.9 million and $50.9 million for the years ended June 28, 2020, June 30, 2019 and June 24, 2018, respectively.
During the years ended June 28, 2020, June 30, 2019 and June 24, 2018, the Company recognized approximately $3.3 million, $0.2 million and $7.4 million, respectively, as losses on disposals or impairments of property and equipment. For the year ended June 28, 2020, these charges are reflected in other operating expense as all amounts related to the Company's factory optimization plan. For the years ended June 30, 2019 and June 24, 2018, these charges are reflected in loss on disposal or impairment of other assets in the consolidated statements of operations.
The Company's tangible long-lived assets by country are as follows:

(in millions of U.S. Dollars)	June 28, 2020	June 30, 2019
United States	$758.2	$552.4
China	2.6	2.7
Other	10.0	5.5
Total	$770.8	$560.6
Accounts Payable and Accrued Expenses
Accounts payable and accrued expenses consisted of the following:

(in millions of U.S. Dollars)	June 28, 2020	June 30, 2019
Accounts payable, trade	$88.1	$68.1
Accrued salaries and wages	42.3	65.8
Accrued expenses	55.3	28.7
Other	4.1	1.9
Accounts payable and accrued expenses	$189.8	$164.5

Exhibit 99.1
Accumulated Other Comprehensive Income, net of taxes
Accumulated other comprehensive income, net of taxes consisted of the following:

(in millions of U.S. Dollars)	June 28, 2020	June 30, 2019
Currency translation gain	$9.5	$9.5
Net unrealized gain on available-for-sale securities (1)	6.5	—
Accumulated other comprehensive income, net of taxes	$16.0	$9.5
(1) Amounts as of June 28, 2020 and June 30, 2019 include a $2.4 million loss related to tax on unrealized gain (loss) on available-for-sale securities.
Other Operating Expense
The following table summarizes the components of other operating expense:

	Fiscal Years Ended
(in millions of U.S. Dollars)	June 28, 2020	June 30, 2019	June 24, 2018
Factory optimization restructuring	$8.5	$4.1	$—
Severance and other restructuring	0.6	2.8	3.8
Total restructuring costs	9.1	6.9	3.8
Project, transformation and transaction costs	12.2	16.9	8.5
Factory optimization start-up costs	9.5	1.5	—
Non-restructuring related executive severance	2.1	1.3	4.5
Other operating expense	$32.9	$26.6	$16.8
See Note 19, "Restructuring" for more details on the Company's restructuring costs.
Non-Operating (Income) Expense, net
The following table summarizes the components of non-operating (income) expense, net:

	Fiscal Years Ended
(in millions of U.S. Dollars)	June 28, 2020	June 30, 2019	June 24, 2018
(Gain) loss on sale of investments, net	($1.5)	$0.1	$0.1
(Gain) loss on equity investment	(14.2)	16.2	(7.1)
Gain on partial debt extinguishment	(11.0)	—	—
Gain on arbitration proceedings	(7.9)	—	—
Interest income	(16.3)	(13.9)	(9.1)
Interest expense	34.9	26.0	7.3
Foreign currency (gain) loss, net	(2.0)	1.3	(1.8)
Other, net	(0.5)	(0.3)	0.2
Non-operating (income) expense, net	($18.5)	$29.4	($10.4)

Exhibit 99.1
Reclassifications Out of Accumulated Other Comprehensive Income (Loss)
The Company reclassified a net gain of 2.0 million on available for sale securities out of accumulated other comprehensive income (loss) for the fiscal year ended June 28, 2020, of which a $1.5 million net gain from continuing operations was reclassified to non-operating (income) expense, net and a $0.5 million net gain was reclassified to net income (loss) from discontinued operations on the consolidated statements of operations. For the fiscal years ended June 30, 2019 and June 24, 2018, a net loss of $0.1 million and $0.1 million on available for sale securities out of accumulated other comprehensive income (loss) was reclassified to non-operating (income) expense, net on the consolidated statements of operations. There was no tax impact on any reclassifications.
Additionally, the Company reclassified $5.2 million of currency translation loss out of accumulated other comprehensive income (loss) for the fiscal year ended June 30, 2019 as a result of the sale of the Lighting Products business unit. Amounts were reclassified to net loss from discontinued operations on the consolidated statement of operations.
Statements of Cash Flows - non-cash activities

	Twelve months ended
Non-cash operating activities	June 28, 2020	June 30, 2019	June 24, 2018
Lease asset and liability additions (1)	$28.3	$—	$—
Lease asset and liability modifications, net	4.8	—	—
(1) $11.0 million relates to the increase of right-of-use assets and matching lease liabilities as a result of adopting ASC 842. See Note 5, "Leases", for further information.
Accrued property and equipment as of June 28, 2020, June 30, 2019 and June 24, 2018 was $79.4 million, $20.1 million and $13.8 million, respectively.
Note 8 – Investments
Investments consist of municipal bonds, corporate bonds, U.S. agency securities, U.S. treasury securities, commercial paper, certificates of deposit, and variable rate demand notes. All short-term investments are classified as available-for-sale. Other long-term investments consist of the Company's ownership interest in Lextar.
Short-term investments as of June 28, 2020 consist of the following:

	June 28, 2020
(in millions of U.S. Dollars)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses (1)	Estimated Fair Value
Municipal bonds	$130.0	$2.0	$—	$132.0
Corporate bonds	473.8	6.3	—	480.1
U.S. agency securities	29.1	—	—	29.1
U.S. treasury securities	52.3	0.6	—	52.9
U.S. certificates of deposit	83.3	—	—	83.3
Commercial paper	11.0	—	—	11.0
Variable rate demand note	2.5	—	—	2.5
Total short-term investments	$782.0	$8.9	$—	$790.9
(1) The Company had an unrealized loss of less than $0.1 million as of June 28, 2020.
The following table presents the gross unrealized losses and estimated fair value of the Company’s short-term investments, aggregated by investment type and the length of time that individual securities have been in a continuous unrealized loss position:

Exhibit 99.1

	June 28, 2020
	Less than 12 Months		Greater than 12 Months		Total
(in millions of U.S. Dollars)	Fair Value	Unrealized Loss (1)	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Municipal bonds	$14.3	$—	$—	$—	$14.3	$—
Corporate bonds	29.1	—	—	—	29.1	—
U.S. agency securities	8.6	—	—	—	8.6	—
U.S. treasury securities	13.8	—	—	—	13.8	—
Total	$65.8	$—	$—	$—	$65.8	$—
Number of securities with an unrealized loss		46		—		46
(1) Securities with an unrealized loss of less than 12 months as of June 28, 2020 have an unrealized loss value of less than $0.1 million, individually and in the aggregate.
Short-term investments as of June 30, 2019 consist of the following:

	June 30, 2019
(in millions of U.S. Dollars)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Municipal bonds	$78.2	0.4	($0.1)	$78.5
Corporate bonds	256.0	1.0	—	257.0
U.S. agency securities	25.6	—	—	25.6
U.S. treasury securities	92.4	0.1		92.5
Certificates of deposit	62.1	1.1	—	63.2
Commercial paper	7.8	—	—	7.8
Variable rate demand note	16.9	—	—	16.9
Total short-term investments	$539.0	2.6	($0.1)	$541.5

The following table presents the gross unrealized losses and estimated fair value of the Company’s short-term investments, aggregated by investment type and the length of time that individual securities have been in a continuous unrealized loss position:

	June 30, 2019
	Less than 12 Months		Greater than 12 Months		Total
(in millions of U.S. Dollars)	Fair Value	Unrealized Loss (1)	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Municipal bonds	$4.3	$—	$29.8	($0.1)	$34.1	($0.1)
Corporate bonds	41.8	—	14.7	—	56.5	—
U.S. agency securities	7.7	—	—	—	7.7	—
U.S. treasury securities	2.0	—	3.9	—	5.9	—
Total	$55.8	$—	$48.4	($0.1)	$104.2	($0.1)
Number of securities with an unrealized loss		46		47		93
(1) Securities with an unrealized loss of less than 12 months as of June 30, 2019 have an unrealized loss value of less than $0.1 million, individually and in the aggregate.
The Company utilizes specific identification in computing realized gains and losses on the sale of investments. Realized gains on the sale of investments for the fiscal year ended June 28, 2020 of $1.5 million were included in non-operating (income) expense, net in the consolidated statements of operations and unrealized gains and losses are included as a separate component of equity, net of tax, unless the loss is determined to be other-than-temporary.

Exhibit 99.1
The Company evaluates its investments for possible impairment or a decline in fair value below cost basis that is deemed to be other-than-temporary on a periodic basis. It considers such factors as the length of time and extent to which the fair value has been below the cost basis, the financial condition of the investee, and its ability and intent to hold the investment for a period of time that may be sufficient for an anticipated full recovery in market value. The Company had insignificant unrealized losses as of June 28, 2020 and considers these declines to be temporary in nature.
The contractual maturities of short-term investments at June 28, 2020 were as follows:

(in millions of U.S. Dollars)	Within One Year	After One, Within Five Years	After Five, Within Ten Years	After Ten Years	Total
Municipal bonds	$29.4	$102.6	$—	$—	$132.0
Corporate bonds	191.0	289.1	—	—	480.1
U.S. agency securities	17.3	11.8	—	—	29.1
U.S. treasury securities	36.1	16.8	—	—	52.9
Certificates of deposit	83.3	—	—	—	83.3
Commercial paper	11.0	—	—	—	11.0
Variable rate demand note	—	—	—	2.5	2.5
Total short-term investments	$368.1	$420.3	$—	$2.5	$790.9

Note 9 – Fair Value of Financial Instruments
Under U.S. GAAP, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the exit price) in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various valuation approaches, including quoted market prices and discounted cash flows. U.S. GAAP also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are obtained from independent sources and can be validated by a third party, whereas unobservable inputs reflect assumptions regarding what a third party would use in pricing an asset or liability. The fair value hierarchy is categorized into three levels based on the reliability of inputs as follows:
•Level 1 - Valuations based on quoted prices in active markets for identical instruments that the Company is able to access. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.
•Level 2 - Valuations based on quoted prices in active markets for instruments that are similar, or quoted prices in markets that are not active for identical or similar instruments, and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.
•Level 3 - Valuations based on inputs that are unobservable and significant to the overall fair value measurement.
The financial assets for which the Company performs recurring fair value remeasurements are cash equivalents, short-term investments and long-term investments. As of June 28, 2020, financial assets utilizing Level 1 inputs included money market funds, U.S. treasury securities and U.S. agency securities, and financial assets utilizing Level 2 inputs included municipal bonds, corporate bonds, certificates of deposit, commercial paper, variable rate demand notes and common stock of non-U.S. corporations. Level 2 assets are valued based on quoted prices in active markets for instruments that are similar or using a third-party pricing service’s consensus price, which is a weighted average price based on multiple sources. These sources determine prices utilizing market income models which factor in, where applicable, transactions of similar assets in active markets, transactions of identical assets in infrequent markets, interest rates, bond or credit default swap spreads and volatility. The Company did not have any financial assets requiring the use of Level 3 inputs as of June 28, 2020. There were no transfers between Level 1 and Level 2 during the year ended June 28, 2020.

Exhibit 99.1
Financial instruments carried at fair value were as follows:

	June 28, 2020				June 30, 2019
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market funds	$199.9	$—	$—	$199.9	$95.0	$—	$—	$95.0
Corporate bonds	—	—	—	—	—	15.0	—	15.0
U.S. agency securities	—	19.6	—	19.6	—	18.8	—	18.8
U.S. treasury securities	19.0	—	—	19.0	2.5	—	—	2.5
Certificates of deposit	—	54.3	—	54.3	—	105.8	—	105.8
Commercial paper	—	11.1	—	11.1	—	1.0	—	1.0
Total cash equivalents	218.9	85.0	—	303.9	97.5	140.6	—	238.1
Short-term investments:
Municipal bonds	—	132.0	—	132.0	—	78.5	—	78.5
Corporate bonds	—	480.1	—	480.1	—	257.0	—	257.0
U.S. agency securities	—	29.1	—	29.1	—	25.6	—	25.6
U.S. treasury securities	52.9	—	—	52.9	92.5	—	—	92.5
Certificates of deposit	—	83.3	—	83.3	—	63.2	—	63.2
Commercial paper	—	11.0	—	11.0	—	7.8	—	7.8
Variable rate demand note	—	2.5	—	2.5	—	16.9	—	16.9
Total short-term investments	52.9	738.0	—	790.9	92.5	449.0	—	541.5
Other long-term investments:
Common stock of non-U.S. corporations	—	55.9	—	55.9	—	39.5	—	39.5
Total assets	$271.8	$878.9	$—	$1,150.7	$190.0	$629.1	$—	$819.1

Note 10 – Goodwill and Intangible Assets
Goodwill
Due to the pending LED Divestiture, the Company’s continuing operations consist of the Wolfspeed business. Goodwill for Wolfspeed as of June 28, 2020 and June 30, 2019 was $349.7 million. Goodwill for the former LED Products segment as of June 28, 2020 and June 30, 2019 was $180.3 million, which is classified as long-term assets of discontinued operations on the consolidated balance sheets.
Intangible Assets
Intangible assets, net included the following:

	June 28, 2020			June 30, 2019
(in millions of U.S. Dollars)	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Intangible assets:
Customer relationships	$96.8	($19.0)	$77.8	$96.8	($12.8)	$84.0
Developed technology	68.0	(22.8)	45.2	69.0	(17.6)	51.4
Non-compete agreements	12.2	(7.1)	5.1	12.2	(4.1)	8.1
Acquisition related intangible assets	177.0	(48.9)	128.1	178.0	(34.5)	143.5
Patent and licensing rights	69.3	(40.5)	28.8	77.7	(47.1)	30.6
Total intangible assets	246.3	(89.4)	156.9	255.7	(81.6)	174.1

Exhibit 99.1
Total amortization of acquisition-related intangibles assets was $14.5 million, $15.6 million and $7.2 million and total amortization of patents and licensing rights was $5.9 million, $5.7 million and $4.8 million for the years ended June 28, 2020, June 30, 2019 and June 24, 2018, respectively.
In the first quarter of fiscal 2020, $0.9 million of developed technology, net relating to a favorable lease was reclassified as a right-of-use asset in accordance with the Company's adoption of ASC 842, Leases.
The Company invested $4.4 million, $3.3 million and $2.5 million for the years ended June 28, 2020, June 30, 2019 and June 24, 2018, respectively, for patent and licensing rights. For the fiscal years ended June 28, 2020, June 30, 2019 and June 24, 2018, the Company recognized $1.2 million, $0.6 million and $0.5 million, respectively, in impairment charges related to its patent portfolio.
Total future amortization expense of intangible assets is estimated to be as follows:

(in millions of U.S. Dollars) Fiscal Year Ending	Acquisition Related Intangibles	Patents	Total
June 27, 2021	$14.5	$4.8	$19.3
June 26, 2022	13.5	4.1	17.6
June 25, 2023	11.0	3.5	14.5
June 30, 2024	10.4	2.9	13.3
June 29, 2025	10.4	2.3	12.7
Thereafter	68.3	11.2	79.5
Total future amortization expense	$128.1	$28.8	$156.9

Note 11 – Long-term Debt
Revolving Line of Credit
As of June 28, 2020, the Company had a $125.0 million secured revolving line of credit (the Credit Agreement) under which the Company can borrow, repay and reborrow loans from time to time prior to its scheduled maturity date of January 9, 2023. On March 27, 2020, the Company entered into an amendment to the Credit Agreement to reduce the aggregate amount of the revolving line of credit available from $250.0 million to $125.0 million and to replace the Credit Agreement's financial covenants with a single covenant requiring the Company to maintain a ratio of certain cash equivalents and marketable securities to outstanding loans and letter of credit obligations greater than 1.25:1.
The Company classifies balances outstanding under the Credit Agreement as long-term debt in the consolidated balance sheets. As of June 28, 2020, the Company had no outstanding borrowings under the Credit Agreement, $125.0 million in available commitments under the Credit Agreement and $125.0 million available for borrowing. For the year ended June 28, 2020, the average interest rate was 0.00%. As of June 28, 2020, the unused line fee on available borrowings is 25 basis points.
2023 Convertible Notes
On August 24, 2018, the Company sold $500.0 million aggregate principal amount of 0.875% convertible senior notes due September 1, 2023 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the Securities Act), and an additional $75 million aggregate principal amount of such notes pursuant to the exercise in full of the over-allotment options of the underwriters (the 2023 Notes). The total net proceeds from the debt offerings was approximately $562.1 million.

Exhibit 99.1
The conversion rate will initially be 16.6745 shares of common stock per one thousand dollars in principal amount of 2023 Notes (equivalent to an initial conversion price of approximately $59.97 per share of common stock). The conversion rate will be subject to adjustment for some events, but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date, or following the Company's issuance of a notice of redemption, the Company will increase the conversion rate for a holder who elects to convert its 2023 Notes in connection with such a corporate event, or who elects to convert any 2023 Notes called for redemption during the related redemption period in certain circumstances. The Company may not redeem the 2023 Notes prior to September 1, 2021. The Company may redeem for cash all or any portion of the 2023 Notes, at its option, on a redemption date occurring on or after September 1, 2021 and on or before the 40th scheduled trading day immediately before the maturity date, if the last reported sales price of its common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date on which the Company provides a notice of redemption, during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption. The redemption price will be 100% of the principal amount of the 2023 Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. If the Company undergoes certain fundamental changes related to the Company's common stock, holders may require the Company to repurchase for cash all or any portions of their 2023 Notes at a fundamental repurchase price equal to 100% of the principal amount of the 2023 Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.
Holders may convert their 2023 Notes at their option at any time prior to the close of business on the business day immediately preceding March 1, 2023 only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending December 31, 2018 (and only during such calendar quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any ten consecutive trading day period in which the trading price per $1.0 thousand principal amount of 2023 Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of its common stock and the conversion rate on each such trading day; (3) if the Company calls such 2023 Notes for redemption, at any time prior to the close of business on the second business day immediately preceding the redemption date; or (4) upon the occurrence of specified corporate events. On or after March 1, 2023 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their 2023 Notes at any time, regardless of the foregoing circumstances. Upon conversion, the Company will pay or deliver cash, shares of its common stock, or a combination of cash and shares of its common stock, at the Company's election.
2026 Convertible Notes
On April 21, 2020, the Company sold $500.0 million aggregate principal amount of 1.75% convertible senior notes due May 1, 2026 to qualified institutional buyers pursuant to Rule 144A under the Securities Act and an additional $75.0 million aggregate principal amount of such notes pursuant to the exercise in full of the over-allotment options of the underwriters (the 2026 Notes). The total net proceeds from the debt offerings was approximately $561.4 million.
The conversion rate will initially be 21.1346 shares of common stock per one thousand dollars in principal amount of 2026 Notes (equivalent to an initial conversion price of approximately $47.32 per share of common stock). The conversion rate will be subject to adjustment for some events, but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date, or following the Company's issuance of a notice of redemption, the Company will increase the conversion rate for a holder who elects to convert its 2026 Notes in connection with such a corporate event, or who elects to convert any 2026 Notes called for redemption during the related redemption period in certain circumstances. The Company may not redeem the 2026 Notes prior to May 1, 2023. The Company may redeem for cash all or any portion of the 2026 Notes, at its option, on a redemption date occurring on or after May 1, 2023 and on or before the 40th scheduled trading day immediately before the maturity date, if the last reported sales price of its common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date on which the Company provides a notice of redemption, during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption. The redemption price will be 100% of the principal amount of the 2026 Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. If the Company undergoes certain fundamental changes related to the Company's common stock, holders may require the Company to repurchase for cash all or any portions of their 2026 Notes at a fundamental repurchase price equal to 100% of the principal amount of the 2026 Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

Exhibit 99.1
Holders may convert their 2026 Notes at their option at any time prior to the close of business on the business day immediately preceding November 3, 2025 only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending June 30, 2020 (and only during such calendar quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any ten consecutive trading day period in which the trading price per $1.0 thousand principal amount of 2026 Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of its common stock and the conversion rate on each such trading day; (3) if the Company calls such 2026 Notes for redemption, at any time prior to the close of business on the second business day immediately preceding the redemption date; or (4) upon the occurrence of specified corporate events. On or after November 3, 2025 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their 2026 Notes at any time, regardless of the foregoing circumstances. Upon conversion, the Company will pay or deliver cash, shares of its common stock, or a combination of cash and shares of its common stock, at the Company's election.
The Company used approximately $144.3 million of the net proceeds from the sale of the 2026 Notes to repurchase approximately $150.2 million aggregate principal amount of the 2023 Notes, including approximately $0.2 million of accrued interest on such notes, in privately negotiated transactions.
Accounting for 2023 and 2026 Convertible Notes (collectively, "the Notes")
In accounting for the issuance of the 2023 and 2026 convertible senior notes, the Company separated the Notes into liability and equity components. The carrying amount of the liability of the equity component representing the conversion option was $110.6 million and $145.4 million for the 2023 and 2026 Notes, respectively. The amounts were determined by deducting the fair value of the liability component from the par value of each of the Notes. Due to the partial extinguishment of the 2023 Notes, the equity component of the 2023 Notes was reduced by $27.7 million.
The equity component is not remeasured as long as it continues to meet the conditions for equity classification. The excess of the principal amount of the liability component over its carrying amount (the debt discount), along with related issuance fees, are amortized to interest expense over the term of the Notes at an effective annual interest rate of 5.87% and 7.45% for the 2023 and 2026 Notes, respectively.
The net carrying amount of the liability component of the Notes is as follows:

(in millions of U.S. Dollars)	June 28, 2020	June 30, 2019
Principal	$999.8	$575.0
Unamortized discount and issuance costs	(216.0)	(105.9)
Net carrying amount	$783.8	$469.1
The net carrying amount of the equity component of the Notes is as follows:

(in millions of U.S. Dollars)	June 28, 2020	June 30, 2019
Discount related to value of conversion options	$262.3	$113.3
Partial extinguishment of 2023 Notes	(27.7)	—
Debt issuance costs	(6.3)	(2.7)
Net carrying amount	$228.3	$110.6
The interest expense recognized related to the Notes is as follows:

(in millions of U.S. Dollars)	June 28, 2020	June 30, 2019
Interest expense	$6.8	$4.3
Amortization of discount and issuance costs	26.2	18.3
Total interest expense	$33.0	$22.6
No interest expense relating to the Notes was recognized for the fiscal year ended June 24, 2018.
The estimated fair value of the Notes is $1,280.3 million, as determined by a Level 2 valuation as of June 28, 2020.

Exhibit 99.1
Note 12 – Shareholders’ Equity
At June 28, 2020, the Company had reserved a total of approximately 39.0 million shares of its common stock for future issuance as follows (in thousands):

Number of Shares
For exercise of outstanding common stock options	983
For vesting of outstanding stock units	2,932
For future equity awards under 2013 Long-Term Incentive Compensation Plan	5,478
For future issuance under the Non-Employee Director Stock Compensation and Deferral Program	48
For future issuance to employees under the 2005 Employee Stock Purchase Plan	849
For future issuance upon conversion of the 2023 Notes	12,560
For future issuance upon conversion of the 2026 Notes	16,102
Total common shares reserved	38,952

Note 13 – (Loss) Earnings Per Share
The details of the computation of basic and diluted (loss) earnings per share are as follows:

	Fiscal Years Ended
(in millions of U.S. Dollars, except share data)	June 28, 2020	June 30, 2019	June 24, 2018
Net loss from continuing operations	$(197.6)	$(118.5)	$(74.9)

Net income (loss) from discontinued operations	7.0	(256.6)	(205.0)
Net income from discontinued operations attributable to noncontrolling interest	1.1	—	0.1
Net income (loss) from discontinued operations attributable to controlling interest	5.9	(256.6)	(205.1)

Weighted average number of common shares - basic and diluted (in thousands)	107,935	103,576	99,530

(Loss) earnings per share - basic and diluted:
Continuing operations	$(1.83)	$(1.14)	$(0.75)
Discontinued operations attributable to controlling interest	$0.05	$(2.48)	$(2.06)
Diluted net loss per share is the same as basic net loss per share for the periods presented due to potentially dilutive items being anti-dilutive given the Company's net loss from continuing operations.
For the fiscal years ended June 28, 2020, June 30, 2019 and June 24, 2018, 5.4 million, 9.0 million and 11.3 million of dilutive shares were excluded from the calculation of diluted loss per share because their effect would be anti-dilutive.
Future earnings per share of the Company are also subject to dilution from conversion of its convertible notes under certain conditions as described in Note 11, “Long-term Debt.”

Exhibit 99.1
Note 14 – Stock-Based Compensation
Overview of Employee Stock-Based Compensation Plans
The Company currently has one equity-based compensation plan, the 2013 Long-Term Incentive Compensation Plan (2013 LTIP), from which stock-based compensation awards can be granted to employees and directors. At June 28, 2020, there were 15.9 million shares authorized for issuance under the plan and 5.5 million shares remaining for future grants. The 2013 LTIP provides for awards in the form of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other awards. The Company has other equity-based compensation plans that have been terminated so that no future grants can be made under those plans, but under which stock options, restricted stock and restricted stock units are currently outstanding.
The Company’s stock-based awards can be either service-based or performance-based. Performance-based conditions are generally tied to future financial and/or operating performance of the Company and/or external based market metrics. The compensation expense with respect to performance-based grants is recognized if the Company believes it is probable that the performance condition will be achieved. The Company reassesses the probability of the achievement of the performance condition at each reporting period, and adjusts the compensation expense for subsequent changes in the estimate or actual outcome. As with non-performance based awards, compensation expense is recognized over the vesting period. The vesting period runs from the date of grant to the expected date that the performance objective is likely to be achieved. For performance awards with market conditions, the Company estimates the grant date fair using the Monte Carlo valuation model and expenses the awards over the vesting period regardless of whether the market condition is ultimately satisfied.
The Company also has an Employee Stock Purchase Plan (ESPP) that provides employees with the opportunity to purchase common stock at a discount. At June 28, 2020, there were 7.0 million shares authorized for issuance under the ESPP, as amended, with 0.8 million shares remaining for future issuance. The ESPP limits employee contributions to 15% of each employee’s compensation (as defined in the plan) and allows employees to purchase shares at a 15% discount to the fair market value of common stock on the purchase date two times per year. The ESPP provides for a twelve-month participation period, divided into two equal six-month purchase periods, and also provides for a look-back feature. At the end of each six-month period in April and October, participants purchase the Company’s common stock through the ESPP at a 15% discount to the fair market value of the common stock on the first day of the twelve-month participation period or the purchase date, whichever is lower. The plan also provides for an automatic reset feature to start participants on a new twelve-month participation period if the fair market value of common stock declines during the first six-month purchase period.
Stock Option Awards
The following table summarizes option activity as of June 28, 2020 and changes during the fiscal year then ended (shares in thousands)

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Total Intrinsic Value (in millions of U.S. Dollars)
Outstanding at June 30, 2019	2,418	$39.81
Granted	—	—
Exercised	(1,371)	40.49
Forfeited or expired	(64)	55.37
Outstanding at June 28, 2020	983	37.88	1.77	$19.7

Vested and expected to vest at June 28, 2020	983	37.88	1.77	$19.7
Exercisable at June 28, 2020	981	37.91	1.76	$19.6
The total intrinsic value in the table above represents the total pretax intrinsic value, which is the total difference between the closing price of the Company’s common stock on June 26, 2020 (the last trading day of fiscal 2020) of $57.74 and the exercise price for in-the-money options that would have been received by the holders if all instruments had been exercised on June 28, 2020. As of June 28, 2020, there was less than $0.1 million of unrecognized compensation cost related to non-vested stock options, which is expected to be recognized over a weighted average period of less than one month.

Exhibit 99.1
The following table summarizes information about stock options outstanding and exercisable at June 28, 2020 (shares in thousands):

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
$0.01 to $25.00	262	3.2	$24.34	261	$24.34
$25.01 to $35.00	203	2.3	26.59	202	26.59
$35.01 to $45.00	6	1.4	38.50	6	38.50
$45.01 to $55.00	468	0.9	48.12	468	48.12
$55.01 to $73.00	44	0.5	61.93	44	61.93
Total	983			981
Other information pertaining to the Company’s stock option awards is as follows:

	Fiscal Years Ended
	June 28, 2020	June 30, 2019	June 24, 2018
Weighted average grant date fair value per share of options	$—	$—	$8.02
Total intrinsic value of options exercised (in millions of U.S. Dollars)	$22.8	$63.3	$24.3
Restricted Stock Awards and Units
A summary of nonvested restricted stock awards (RSAs) and restricted stock unit awards (RSUs) outstanding as of June 28, 2020 and changes during the year then ended is as follows (shares in thousands):

	Number of RSAs/RSUs	Weighted Average Grant-Date Fair Value
Nonvested at June 30, 2019	3,081	$34.99
Granted	1,206	53.14
Vested	(1,138)	30.77
Forfeited	(217)	37.72
Nonvested at June 28, 2020	2,932	$43.89
As of June 28, 2020, there was $79.5 million of unrecognized compensation cost related to nonvested awards, which is expected to be recognized over a weighted average period of 1.97 years.
Stock-Based Compensation Valuation and Expense
The Company accounts for its employee stock-based compensation plans using the fair value method. The fair value method requires the Company to estimate the grant-date fair value of its stock-based awards and amortize this fair value to compensation expense over the requisite service period or vesting term.
The Company uses the Black-Scholes option-pricing model to estimate the fair value of the Company’s stock option and ESPP awards. The determination of the fair value of stock-based payment awards on the date of grant using an option-pricing model is affected by the Company’s stock price as well as assumptions regarding a number of complex and subjective variables. These variables include the expected stock price volatility over the term of the awards, actual and projected employee stock option exercise behaviors, the risk-free interest rate and expected dividends. Due to the inherent limitations of option-valuation models, future events that are unpredictable and the estimation process utilized in determining the valuation of the stock-based awards, the ultimate value realized by award holders may vary significantly from the amounts expensed in the Company’s financial statements.
For RSAs and RSUs, the grant-date fair value is based upon the market price of the Company’s common stock on the date of the grant. This fair value is then amortized to compensation expense over the requisite service period or vesting term.

Exhibit 99.1
Stock-based compensation expense is recognized net of estimated forfeitures such that expense is recognized only for those stock-based awards that are expected to vest. A forfeiture rate is estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from initial estimates.
Total stock-based compensation expense was classified in the consolidated statements of operations as follows:

	Fiscal Years Ended
(in millions of U.S. Dollars)	June 28, 2020	June 30, 2019	June 24, 2018
Cost of revenue, net	$10.0	$7.8	$5.8
Research and development	8.0	6.2	5.9
Sales, general and administrative	30.8	28.9	21.3
Total stock-based compensation expense	$48.8	$42.9	$33.0
The Black-Scholes and Monte Carlo option pricing models require the input of highly subjective assumptions. The assumptions listed below represent management's best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if other assumptions had been used, recorded share-based compensation expense could have been materially different from that depicted above.
The range of assumptions used to value stock issued under the ESPP were as follows:

Fiscal Years Ended
	June 28, 2020	June 30, 2019	June 24, 2018
Risk-free interest rate	0.12 - 2.67%	2.39 - 2.67%	0.89 - 2.26%
Expected life, in years	0.5 - 1.0	0.5 - 1.0	0.5 - 1.0
Volatility	34.5 - 82.6%	34.5 - 39.6%	34.5 - 40.2%
Dividend yield	—	—	—
The weighted average assumptions used to value stock option grants in fiscal 2018 were as follows:

Risk-free interest rate	1.75%
Expected life, in years	4.0
Volatility	38.6%
Dividend yield	—
No stock option grants occurred in fiscal 2020 or fiscal 2019.
The range of assumptions used for issued performance units were as follows:

	Fiscal Years Ended
	June 28, 2020	June 30, 2019	June 24, 2018
Risk-free interest rate	0.28 - 1.66%	2.68%	1.44 - 1.59%
Expected life, in years	3.0	3.0	2.8 - 3.0
Average volatility of peer companies	48.9 - 55.2%	46.8%	46.4%
Average correlation coefficient of peer companies	0.36 - 0.45	0.34	0.34
Dividend yield	—	—	—
The following describes each of these assumptions and the Company’s methodology for determining each assumption:
Risk-Free Interest Rate
The Company estimates the risk-free interest rate using the U.S. Treasury bill rate with a remaining term equal to the expected life of the award.

Exhibit 99.1
Expected Life
The expected life represents the period the awards are expected to be outstanding. In determining the appropriate expected life of its stock options, the Company segregates its grantees into categories based upon employee levels that are expected to be indicative of similar option-related behavior. The expected useful lives for each of these categories are then estimated giving consideration to (1) the weighted average vesting periods, (2) the contractual lives of the stock options, (3) the relationship between the exercise price and the fair market value of the Company’s common stock, (4) expected employee turnover, (5) the expected future volatility of the Company’s common stock, and (6) past and expected exercise behavior, among other factors.
Expected Volatility
The Company estimates expected volatility for the options and ESPP awards giving consideration to the expected life of the respective award, the Company’s current expected growth rate, implied volatility in traded options for its common stock, and the historical volatility of its common stock. For purposes of estimating volatility for use in the Monte Carlo model for the market-based awards, the Company utilizes historical volatilities of the Company and the members of the defined peer group.
Expected Dividend Yield
The Company estimates the expected dividend yield by giving consideration to its current dividend policies as well as those anticipated in the future considering the Company’s current plans and projections. The Company has not historically issued dividends.
Correlation Coefficient
The correlation coefficients are calculated based upon the price data used to calculate the historical volatilities and are used to model the way in which each entity tends to move in relation to its peers.
Note 15 – Income Taxes
The following were the components of loss before income taxes:

	Fiscal Years Ended
(in millions of U.S. Dollars)	June 28, 2020	June 30, 2019	June 24, 2018
Domestic	($210.3)	($92.2)	($107.6)
Foreign	4.7	(30.7)	(2.5)
Loss before income taxes	($205.6)	($122.9)	($110.1)
The following were the components of income tax (benefit) expense:

	Fiscal Years Ended
(in millions of U.S. Dollars)	June 28, 2020	June 30, 2019	June 24, 2018
Current:
Federal	($7.3)	$1.4	$13.7
Foreign	0.2	0.5	3.6
State	0.1	0.3	0.3
Total current	(7.0)	2.2	17.6
Deferred:
Federal	1.8	(1.9)	(46.1)
Foreign	(2.8)	(4.5)	(3.6)
State	—	(0.2)	(3.1)
Total deferred	(1.0)	(6.6)	(52.8)
Income tax benefit	($8.0)	($4.4)	($35.2)

Exhibit 99.1
Actual income tax expense (benefit) differed from the amount computed by applying each period's U.S. federal statutory tax rate to pre-tax earnings as a result of the following:

	Fiscal Years Ended
(in millions of U.S. Dollars)	June 28, 2020	% of Loss	June 30, 2019	% of Loss	June 24, 2018	% of Loss
Federal income tax provision at statutory rate	($43.2)	21%	($25.8)	21%	($31.1)	28%
(Decrease) increase in income tax expense resulting from:
State tax provision, net of federal benefit	(1.9)	1%	(2.0)	2%	(6.2)	6%
Tax exempt interest	(0.5)	—%	(0.4)	—%	(1.2)	1%
48C investment tax credit	—	—%	—	—%	(1.5)	1%
(Decrease) increase in tax reserve	(0.3)	—%	0.5	—%	0.1	—%
Research and development credits	(3.3)	2%	(2.8)	2%	(1.1)	1%
Foreign tax credit	(0.3)	—%	(0.4)	—%	(39.2)	36%
Increase (decrease) in valuation allowance	50.3	(25)%	4.3	(4)%	(29.4)	27%
Partial extinguishment of convertible notes	(6.0)	3%	—	—%	—	—%
Stock-based compensation	2.1	(1)%	0.7	(1)%	8.3	(8)%
Statutory rate differences	1.2	(1)%	6.0	(5)%	(2.0)	2%
Foreign earnings taxed in U.S.	0.3	—%	0.4	—%	51.9	(47)%
Foreign currency fluctuations	—	—%	—	—%	(0.3)	—%
Other foreign adjustments	0.3	—%	(0.1)	—%	(0.1)	—%
Net operating loss carryback	(7.2)	4%	—	—%	(0.1)	—%
Provision to return adjustments	(1.3)	1%	11.8	(10)%	—	—%
Tax on distributable foreign earnings	—	—%	—	—%	4.0	(4)%
Impact of rate changes	0.8	—%	2.7	(2)%	11.2	(10)%
Expiration of state credits	0.9	—%	1.2	(1)%	1.3	(1)%
Other	0.1	—%	(0.5)	—%	0.2	—%
Income tax benefit	($8.0)	4%	($4.4)	4%	($35.2)	32%

Exhibit 99.1
The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities were as follows:

(in millions of U.S. Dollars)	June 28, 2020	June 30, 2019
Deferred tax assets:
Compensation	$4.4	$9.6
Inventories	7.9	3.8
Sales return reserve and allowance for bad debts	2.6	3.2
Federal and state net operating loss carryforwards	180.1	137.1
Federal credits	30.3	20.0
State credits	1.9	2.9
48C investment tax credits	37.5	25.9
Stock-based compensation	8.3	11.3
Deferred revenue	23.1	22.6
Lease liabilities	6.5	—
Other	5.0	4.5
Total gross deferred assets	307.6	240.9
Less valuation allowance	(208.5)	(185.2)
Deferred tax assets, net	99.1	55.7

Deferred tax liabilities:
Property and equipment	(27.8)	(13.9)
Intangible assets	(19.2)	(16.9)
Investments	(1.6)	(0.9)
Prepaid taxes and other	(0.7)	—
Foreign earnings recapture	(2.0)	(2.0)
Taxes on unremitted foreign earnings	—	(2.4)
Lease assets	(6.3)	—
Convertible notes	(42.1)	(20.7)
Total gross deferred liability	(99.7)	(56.8)
Deferred tax liability, net	($0.6)	($1.1)
The components giving rise to the net deferred tax assets (liabilities) have been included in the consolidated balance sheets as follows:

	Balance at June 28, 2020
(in millions of U.S. Dollars)	Assets	Liabilities
U.S. federal income taxes	$—	($1.8)
Foreign income taxes	1.2	—
Total	$1.2	($1.8)

	Balance at June 30, 2019
(in millions of U.S. Dollars)	Assets	Liabilities
U.S. federal income taxes	$—	$—
Foreign income taxes	0.9	(2.0)
Total	$0.9	($2.0)

Exhibit 99.1
The Company assesses all available positive and negative evidence to estimate if sufficient future taxable income will be generated to utilize the existing deferred tax assets by jurisdiction. The Company has concluded that it is necessary to recognize a full valuation allowance against its U.S. and Luxembourg deferred tax assets as of June 28, 2020. As of June 30, 2019, the U.S. valuation allowance was $177.6 million. For the fiscal year ended June 28, 2020, the Company increased the U.S. valuation allowance by $27.6 million due to the Company's current year domestic loss, which was partially offset by the issuance of the 2026 Notes. As of June 30, 2019, the Luxembourg valuation allowance was $7.6 million. For the fiscal year ended June 28, 2020, the Company decreased this valuation allowance by $4.3 million due to year-to-date income in Luxembourg.
As of June 28, 2020, the Company had approximately $16.4 million of foreign net operating loss carryovers, of which $13.4 million are offset by a valuation allowance. Of the Company's foreign net operating loss carryovers, $6.3 million have no carry forward limitation and the remaining $10.1 million will begin to expire in fiscal 2035. As of June 28, 2020, the Company had approximately $795.9 million of federal net operating loss carryovers and $235.0 million of state net operating loss carryovers which are fully offset by a valuation allowance. Additionally, the Company had $67.8 million of federal and $2.5 million of state income tax credit carryforwards which are fully offset by a valuation allowance. The federal and state net operating loss carryovers will begin to expire in fiscal 2038 and fiscal 2021, respectively. The federal and state income tax credit carryforwards will begin to expire in fiscal 2031 and fiscal 2021, respectively.
U.S. GAAP requires a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is cumulatively more than 50% likely to be realized upon ultimate settlement.
As of June 30, 2019 the Company’s liability for unrecognized tax benefits was $8.2 million. During the fiscal year ended June 28, 2020, the Company recognized a $0.8 million decrease to the liability for unrecognized tax benefits due to statute expiration and settlement of tax positions. As a result, the total liability for unrecognized tax benefits as of June 28, 2020 was $7.4 million. If any portion of this $7.4 million is recognized, the Company will then include that portion in the computation of its effective tax rate. Although the ultimate timing of the resolution and/or closure of audits is highly uncertain, the Company believes it is reasonably possible that $0.3 million of gross unrecognized tax benefits will change in the next 12 months as a result of statute requirements or settlement with tax authorities.
The following is a tabular reconciliation of the Company’s change in uncertain tax positions:

	Fiscal Years Ended
(in millions of U.S. Dollars)	June 28, 2020	June 30, 2019	June 24, 2018
Balance at beginning of period	$8.2	$8.6	$13.3
Decrease related to current year change in law	—	—	(4.7)
Increases related to prior year tax positions	—	0.5	0.6
Decreases related to prior year tax positions	—	—	(0.1)
Settlements with tax authorities	(0.1)	—	(0.1)
Expiration of statute of limitations for assessment of taxes	(0.7)	(0.9)	(0.4)
Balance at end of period	$7.4	$8.2	$8.6
The Company's policy is to include interest and penalties related to unrecognized tax benefits within the income tax expense (benefit) line item in the consolidated statements of operations. Interest and penalties relating to unrecognized tax benefits recognized in the consolidated statements of operations totaled less than $0.1 million for the fiscal years ending June 28, 2020, June 30, 2019, and June 24, 2018. The Company accrued less than $0.1 million for interest and penalties relating to unrecognized tax benefits in the consolidated balance sheets as of June 28, 2020 and June 30, 2019.
The Company files U.S. federal, U.S. state and foreign tax returns. For U.S. federal purposes, the Company is generally no longer subject to tax examinations for fiscal years prior to 2017. For U.S. state tax returns, the Company is generally no longer subject to tax examinations for fiscal years prior to 2016. For foreign purposes, the Company is generally no longer subject to examination for tax periods prior to 2010. Certain carryforward tax attributes generated in prior years remain subject to examination, adjustment and recapture.

Exhibit 99.1
The Company provides for income taxes on the earnings of foreign subsidiaries unless the subsidiaries’ earnings are considered indefinitely reinvested outside the United States. As of June 28, 2020, the Company has approximately $63.2 million of undistributed earnings for certain non-U.S. subsidiaries. The Company has determined that $56.1 million of the $63.2 million of undistributed foreign earnings are expected to be repatriated in the foreseeable future. The Company does not expect to incur any foreign income taxes upon repatriation of the $56.1 million foreign earnings. As of June 28, 2020, the Company has not provided income taxes on the remaining undistributed foreign earnings of $7.1 million as the Company continues to maintain its intention to reinvest these earnings in foreign operations indefinitely. If, at a later date, these earnings were repatriated to the United States, the Company would be required to pay approximately $0.4 million in taxes on these amounts.
Note 16 – Commitments and Contingencies
Litigation
The Company is currently a party to various legal proceedings. While management presently believes that the ultimate outcome of such proceedings, individually and in the aggregate, will not materially harm the Company’s financial position, cash flows, or overall trends in results of operations, legal proceedings are subject to inherent uncertainties, and unfavorable rulings could occur.  An unfavorable ruling could include money damages or, in matters for which injunctive relief or other conduct remedies may be sought, an injunction prohibiting the Company from selling one or more products at all or in particular ways. Were unfavorable final outcomes to occur, there exists the possibility of a material adverse impact on the Company’s business, results of operation, financial position and overall trends. The outcomes in these matters are not reasonably estimable.
As a result of a Focused Compliance Inspection and a Compliance Evaluation Inspection at the Company's Durham, North Carolina facilities, the United States Environmental Protection Agency (“EPA”) raised a potential non-compliance issue with certain requirements of the North Carolina Waste Management Law. The Company negotiated a settlement with the EPA to resolve the issue and agreed to pay a penalty of approximately $0.3 million.
Grant Disbursement Agreement (GDA) with the State of New York
The Company currently has a GDA with the State of New York Urban Development Corporation (doing business as Empire State Development). The GDA provides a potential total grant amount of $500.0 million to partially and fully reimburse the Company for certain property, plant and equipment costs related to the Company's construction of a new silicon carbide fabrication facility in Marcy, New York.
The GDA was signed in the fourth quarter of fiscal 2020 and requires the Company to satisfy a number of objectives for the Company to receive reimbursements through the span of the 13-year agreement. These objectives include maintaining a certain level of local employment, investing a certain amount in locally administered research and development activities and the payment of an annual commitment fee for the first six years. Additionally, the Company has agreed, under a separate agreement (the SUNY Agreement), to sponsor the creation of two endowed faculty chairs and fund a scholarship program at SUNY Polytechnic Institute.
The annual cost of satisfying the objectives of the GDA and the SUNY Agreement, excluding the direct and indirect costs associated with employment, varies from $1.0 million to $5.2 million per year through fiscal 2031.
Note 17 – Concentrations of Risk
Financial instruments, which may subject the Company to a concentration of risk, consist principally of short-term investments, cash equivalents and accounts receivable. Short-term investments consist primarily of municipal bonds, corporate bonds, U.S. agency securities, U.S. treasury securities, commercial paper, certificates of deposit, and variable rate demand notes at interest rates that vary by security. The Company’s cash equivalents consist primarily of money market funds. Certain bank deposits may at times be in excess of the FDIC insurance limits.
The Company sells its products on account to manufacturers, distributors and others worldwide and generally requires no collateral.
For the fiscal year ended June 28, 2020, STMicroelectronics, Inc. (STMicroelectronics) and Sumitomo Electric Device Innovations, Inc. (Sumitomo) represented 19% and 14% of revenue, respectively. For the fiscal year ended June 30, 2019, Arrow Electronics, Inc., Sumitomo and STMicroelectronics represented 14%, 14% and 11% of revenue, respectively. For the fiscal year ended June 24, 2018, Sumitomo and Allied Group Hong Kong Limited represented 11% and 11% of revenue, respectively. No other customers individually accounted for more than 10% of revenue for the fiscal years ended June 28, 2020, June 28, 2019 and June 24, 2018.

Exhibit 99.1
STMicroelectronics accounted for 14% and Infineon accounted for 11% of the accounts receivable balance as of June 28, 2020. No customers individually accounted for more than 10% of the accounts receivable balance as of June 30, 2019.
Note 18 – Retirement Savings Plan
The Company sponsors one employee benefit plan (the 401(k) Plan) pursuant to Section 401(k) of the IRC. All U.S. employees are eligible to participate under the 401(k) Plan on the first day of a new fiscal month after the date of hire. Under the 401(k) Plan, there is no fixed dollar amount of retirement benefits; rather, the Company matches a defined percentage of employee deferrals, and employees vest in these matching funds over time. Employees choose their investment elections from a list of available investment options. During the fiscal years ended June 28, 2020, June 30, 2019 and June 24, 2018, the Company contributed approximately $7.7 million, $7.3 million and $5.2 million to the 401(k) Plan, respectively. The Pension Benefit Guaranty Corporation does not insure the 401(k) Plan.
Note 19 - Restructuring
The Company has approved various operational plans that include restructuring costs. All restructuring costs are recorded in other operating expense on the consolidated statement of operations.
Corporate Restructuring
In April 2018, the Company approved a corporate restructuring plan. The purpose was to restructure and realign the Company's cost base with the long-range business strategy that was announced in February 2018. The restructuring activity was completed in the second quarter of fiscal 2019. For the years ended June 30, 2019 and June 24, 2018, $2.6 million and $3.8 million was expensed relating to this corporate restructuring plan, respectively.
Factory Optimization Restructuring
In May 2019, the Company started a significant, multi-year factory optimization plan anchored by a state-of-the-art, automated 200mm capable silicon carbide and GaN fabrication facility and a large materials factory at its U.S. campus headquarters in Durham, North Carolina. As part of the plan, the Company will incur restructuring charges associated with the movement of equipment as well as disposals on certain long-lived assets.
The Company expects approximately $70.0 million in restructuring charges related to the factory optimization plan to be incurred through 2024. For the years ended June 28, 2020 and June 30, 2019, the Company expensed $9.0 million and $4.1 million of restructuring charges related to the factory optimization plan, of which $0.3 million was accrued for in accounts payable and accrued expenses as of June 28, 2020. No amounts related to factory optimization restructuring were accrued as of June 30, 2019.
In September 2019, the Company announced its intent to build the new fabrication facility in Marcy, New York to complement the factory expansion underway at its U.S. campus headquarters in Durham, North Carolina. The Company has commenced the building of the New York facility and is currently evaluating the impact of this decision on future restructuring charges.
Sales Restructuring
In June 2019, the Company approved and implemented a sales restructuring plan to restructure and realign the Company's geographical sales team with the skills and experience needed to execute on the Company's business objectives. The Company recorded $0.2 million in restructuring expense relating to this plan in the fourth quarter of fiscal 2019. No additional restructuring expense relating to this plan is expected.
Sales Representatives Restructuring
In July 2019, the Company realigned its sales resources as part of the Company's transition to a more focused semiconductor company. As a result, the Company recorded $0.6 million in contract termination costs during year ended June 28, 2020, of which $0.1 million is accrued in other current liabilities as of June 28, 2020.

Exhibit 99.1
Note 20 - Subsequent Events - Unaudited
As of September 27, 2020, the Company determined it would more likely than not sell all or a portion of the assets comprising the LED Products segment below carrying value. As a result, the Company recorded an impairment to goodwill of $105.7 million.
As of December 27, 2020, the Company recorded an additional impairment to goodwill of $6.9 million and an impairment to assets held for sale associated with the pending LED Business Divestiture of $19.5 million.
Note 21 – Quarterly Results of Operations - Unaudited
The following is a summary of the Company’s consolidated quarterly results of operations for each of the fiscal years ended June 28, 2020 and June 30, 2019:

(in millions of U.S. Dollars, except share data)	September 29, 2019	December 29, 2019	March 29, 2020	June 28, 2020	Fiscal Year 2020
Revenue, net	$127.7	$120.7	$113.9	$108.4	$470.7
Cost of revenue, net	75.2	85.1	72.6	79.3	312.2
Gross profit	52.5	35.6	41.3	29.1	158.5

Net loss from continuing operations	(39.3)	(57.9)	(56.2)	(44.2)	(197.6)
Net income (loss) from discontinued operations	1.5	3.9	(3.7)	5.3	7.0
Net loss	(37.8)	(54.0)	(59.9)	(38.9)	(190.6)
Net income from discontinued operations attributable to noncontrolling interest	—	0.3	0.2	0.6	1.1
Net loss attributable to controlling interest	(37.8)	(54.3)	(60.1)	(39.5)	(191.7)
Basic and diluted loss per share:
Continuing operations	($0.37)	($0.54)	($0.52)	($0.41)	($1.83)
Net loss attributable to controlling interest	($0.35)	($0.50)	($0.56)	($0.36)	($1.78)

(in millions of U.S. Dollars, except share data)	September 23, 2018	December 30, 2018	March 31, 2019	June 30, 2019	Fiscal Year 2019
Revenue, net	$127.4	$135.3	$141.3	$134.2	$538.2
Cost of revenue, net	70.1	74.5	77.3	72.6	294.5
Gross profit	57.3	60.8	64.0	61.6	243.7

Net loss from continuing operations	(22.4)	(19.5)	(37.1)	(39.5)	(118.5)
Net income (loss) from discontinued operations	11.3	19.1	(190.6)	(96.4)	(256.6)
Net loss	(11.1)	(0.4)	(227.7)	(135.9)	(375.1)
Net income (loss) from discontinued operations attributable to noncontrolling interest	—	—	0.1	(0.1)	—
Net loss attributable to controlling interest	(11.1)	(0.4)	(227.8)	(135.8)	(375.1)
Basic and diluted loss per share:
Continuing operations	($0.22)	($0.19)	($0.36)	($0.37)	($1.14)
Net loss attributable to controlling interest	($0.11)	$—	($2.20)	($1.28)	($3.62)